SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Ruby Tuesday, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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August 22, 2012

Dear Fellow Shareholders:

     You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Ruby Tuesday, Inc. on Wednesday, October 10, 2012, at 11:00 a.m., Eastern Daylight Time, at our Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801. The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the specific business to be acted upon. At this year’s meeting, you will have the opportunity to vote on the election of three Class II directors; to approve, on an advisory basis, our executive compensation; and to ratify the selection of our independent registered public accounting firm, KPMG LLP.

     We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please promptly vote and submit your proxy by telephone, over the Internet or, if you receive paper copies of the proxy materials, by following the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your own shares.

Sincerely,

RUBY TUESDAY, INC.

Samuel (Sandy) E. Beall, III
Chairman of the Board,
Chief Executive Officer and President

150 West Church Avenue • Maryville, Tennessee 37801 • (865) 379-5700 • Facsimile (865) 379-6826

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF RUBY TUESDAY, INC.

Date:	Wednesday, October 10, 2012
Time:	11:00 a.m. Eastern Daylight Time
Place:	Ruby Tuesday, Inc. Restaurant Support Center
150 West Church Avenue
Maryville, Tennessee 37801
Record Date:	August 13, 2012

Voting Matters:

1.	To elect three Class II directors for a term of three years to the Board of Directors;
2.	To cast an advisory vote on executive compensation;
3.	To ratify the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 4, 2013; and
4.	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

Only shareholders of record at the close of business on August 13, 2012 are entitled to notice of, and to vote at, the Annual Meeting.

The mailing address of the Company’s principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801, and the telephone number is (865) 379-5700.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the meeting, we ask that you please promptly vote and submit your proxy either by telephone or over the Internet. If you received a paper copy of proxy materials by mail, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the Annual Meeting, you may revoke your proxy and vote your own shares.

By Order of the Board of Directors,

Scarlett May
Senior Vice President – Chief Legal Officer and Secretary

August 22, 2012
Maryville, Tennessee

Important Notice Regarding the Internet Availability of Proxy Materials
for the Annual Meeting to be Held on October 10, 2012:

The Company’s Proxy Statement for the Annual Meeting of Shareholders, the proxy card, and Annual
Report for fiscal year 2012 are available on the following website:
https://materials.proxyvote.com/781182

Notice of Annual Meeting of Shareholders

RUBY TUESDAY, INC.
PROXY STATEMENT
TABLE OF CONTENTS

General Information	1
Internet Availability of Proxy Materials	2
Beneficial Ownership of Common Stock	2
Proposal One: Election of Directors	5
Executive Summary	5
Election Process	5
Director Nominations	6
Qualifications for All Directors	6
Director and Director Nominee Information	8
Director Nominees	8
Directors Continuing in Office	9
Directors’ Independence	11
The Board’s Role in Risk Oversight	12
Board Leadership Structure	12
Committees of the Board of Directors	13
Policy with Regard to Directors’ Attendance at
the Annual Meeting of Shareholders	15
Policy by Which a Presiding Director is Chosen
to Chair Executive Sessions of
Non-Management Directors	15
Procedure for Shareholder
Communication with Directors	15
Anti-Hedging Policy	15
Section 16(a) Beneficial Ownership
Reporting Compliance	15
Directors’ Fees and Attendance	16
Director Share Ownership Policy	18
2012 Director Compensation	18
Corporate Governance	19
Compensation Discussion and Analysis	20
Executive Summary	20
Responsibility for Setting Executive
Compensation Philosophy	22
Overall Compensation Philosophy	23
Key Components of Compensation	25
Retention Equity Awards	29
Executive Stock Ownership Requirements	29
Ruby Tuesday, Inc. Severance Pay Plan	30
Executive Compensation Clawback Policy	30
Other Benefits	30
Chief Executive Officer Compensation	32
Deductibility of Executive Compensation	32
Analysis of Risk Associated with
Executive Compensation Plans	32
Compensation Committee Report	33
2012 Summary Compensation Table	33
Grants of Plan-Based Awards in Fiscal Year 2012	36
Outstanding Equity Awards at Fiscal
Year-End For 2012	37
Option Exercises and Stock Vested in
Fiscal Year 2012	39
2012 Nonqualified Deferred Compensation	39
Pension Benefits for Fiscal Year 2012	40
Executive Supplemental Pension Plan	40
Retirement Plan	41
Potential Payments Upon Termination or
Change in Control	42
Severance Plan	42
Deferred Compensation	43
Equity Awards and Performance-
Based Cash Incentives	43
Pension Benefits	46
Retiree Health Insurance Plan	46
Life Insurance	46
Disability	47
Securities Authorized for Issuance
Under Equity Compensation Plans	47
Proposal Two: Advisory Vote on
Executive Compensation	47
Related Person Transactions	48
Audit Committee Matters	49
Audit Committee Report	49
Audit Committee Charter	50
Independence of Audit Committee Members	51
Proposal Three: Ratification of Independent
Registered Public Accounting Firm	51
Accountants’ Fees and Expenses	51
Audit Committee Policy for the
Engagement of the Independent
Auditor for Audit and Permitted
Non-Audit Services	52
Determination of Auditor Independence	52
Shareholder Proposals	53
General	53

Table of Contents

RUBY TUESDAY, INC.
150 West Church Avenue
Maryville, Tennessee 37801
(865) 379-5700

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

The following Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc. (the “Board” or “Board of Directors”), a Georgia corporation (the “Company”), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 10, 2012, at 11:00 a.m. Eastern Daylight Time, at the Company’s Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801 and at any adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and accompanying proxy and/or the Notice of Internet Availability were first mailed to shareholders on or about August 22, 2012.

Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting, either by giving the Secretary of the Company written notice of revocation, by returning a later-dated proxy, or by expressing at the Annual Meeting a desire to vote in person. All shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised, will be voted in the manner specified therein. If a proxy is returned and no specification is made, the proxy will be voted (i) in favor of the election of the three nominees for Class II directors named in this Proxy Statement; (ii) for the approval, on an advisory basis, of the compensation of the Named Executives (as defined below); (iii) in favor of the ratification of the selection of KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm (the “Auditors”) for the fiscal year ending June 4, 2013; and (iv) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

If you participate in the Company’s Salary Deferral Plan (the “401(k) Plan”), your proxy card will also serve as a voting instruction card for the 401(k) Plan Trustee. If you do not provide voting instructions with respect to the shares held in the 401(k) Plan to the 401(k) Plan Trustee, those shares will not be voted. If you participate in the 401(k) Plan or maintain accounts in more than one name, you may receive more than one Notice of Internet Availability. To be sure that all shares are counted, you must vote and submit the proxy either by telephone or over the Internet or sign and return every proxy card you receive.

The entire cost of soliciting these proxies will be borne by the Company. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. If necessary, we also may use some of our employees to solicit proxies from the shareholders personally or by telephone.

August 13, 2012 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders of record holding a majority of the shares of

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Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. All shares represented by a valid proxy are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on August 13, 2012 was 63,962,451, each of which is entitled to one vote at the Annual Meeting.

So long as a quorum is present, the number of votes cast in favor must exceed the votes against in order to (i) elect each of the director nominees named in Proposal One; (ii) approve, on an advisory basis, the compensation of the Named Executives (as defined below); (iii) ratify the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 4, 2013; and (iv) approve any other business that may properly come before the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but will have no effect on the outcome of the voting on the election of directors, the advisory vote on executive compensation, the ratification of the selection of the independent registered public accounting firm, or any other business that may properly come before the Annual Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company is furnishing proxy materials to shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. On or about August 22, 2012, the Company mailed to shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including the Proxy Statement and the Company’s Annual Report. The Notice of Internet Availability also instructs you on how to access the proxy card to vote through the Internet or by telephone.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company’s proxy materials electronically, you will continue to receive these materials via electronic mail unless you elect otherwise.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of August 13, 2012 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company to beneficially own more than 5% of the outstanding Common Stock, each director and director nominee of the Company, each Named Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk (*) indicates beneficial ownership of less than 1% of the outstanding Common Stock. Unless otherwise indicated, the address for each person listed is c/o Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

Number of Shares
Name or Group	Beneficially Owned (1)	Percent of Class (2)
FMR LLC and
Edward C. Johnson, III	9,464,680 (3)	14.9% (3)
BlackRock, Inc.	5,581,250 (4)	8.8% (4)
Carlson Capital, L.P.	4,400,000 (5)	6.8% (5)
Dimensional Fund Advisors LP	3,944,588 (6)	6.2% (6)
Samuel E. Beall, III	2,201,395 (7)	3.3% (7)

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	Number of Shares
Name or Group	Beneficially Owned (1)		Percent of Class (2)
Claire L. Arnold	287,081	(8)	*
Steven R. Becker	1,462,200	(9)	2.2	% (9)
F. Lane Cardwell, Jr.	-		*
Kevin T. Clayton	77,930	(10)	*
Matthew A. Drapkin	1,462,200	(9)	2.2	% (9)
James A. Haslam, III	139,160	(11)	*	(11)
Bernard Lanigan, Jr.	222,841	(12)	*
R. Brad Martin	89,401	(13)	*
Jeffrey J. O’Neill	-		*
Dr. Donald Ratajczak	112,176	(14)	*
Stephen I. Sadove	123,992	(15)	*
Daniel P. Dillon, Jr.	220,287	(16)	*
Marguerite N. Duffy	347,405	(17)	*
Kimberly S. Grant	543,033	(18)	*
Nicolas N. Ibrahim	13,460	(19)	*
Robert F. LeBoeuf	100,876	(20)	*
All directors and executive officers as a	5,660,099	(21)	8.6%
group (17 persons)

--------------------

(1)	The amounts shown include: (i) shares subject to currently exercisable options and options exercisable within 60 days after August 13, 2012; (ii) unvested restricted shares that are subject to service criteria; and (iii) shares held in the 401(k) Plan. Unless otherwise noted, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her.

The amounts shown do not include share equivalent units credited to the accounts of the named persons and group under the Company’s Deferred Compensation Plan (the “Predecessor Plan”) which, as of August 13, 2012, were as follows: Mr. Beall, 21,328; Ms. Grant, 9,661; Mr. LeBoeuf, 1,095, and all directors and executive officers as a group, 32,148. These units represent deferred compensation obligations of the Company payable in shares of Common Stock upon separation of employment either in a lump sum or in installments, as determined by the Company in its capacity as plan administrator.

(2)	“Percent of Class” has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including unvested restricted shares and shares subject to currently exercisable options and options exercisable within 60 days after August 13, 2012), without regard to any disclaimers of beneficial ownership by the person indicated.

(3)	The information presented is based solely on the Schedule 13G/A filed with the SEC by FMR LLC and Edward C. Johnson, III, reporting beneficial ownership as of December 31, 2011, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(4)	The information presented is based solely on the Schedule 13G/A filed with the SEC by BlackRock, Inc. reporting beneficial ownership as of December 30, 2011, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	The information presented is based solely on the Schedule 13D/A jointly filed with the SEC reporting beneficial ownership as of August 10, 2011 (and the percentage beneficially owned based on shares outstanding as of that date) by Carlson Capital, L.P., Asgard Investment Corp., Clint D. Carlson, Double Black Diamond Offshore Ltd., and Black Diamond Offshore Ltd. The mailing address of Carlson Capital, L.P. is 2100 McKinney Avenue, Dallas, TX 75201.

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(6)	The information presented is based solely on the Schedule 13G/A filed with the SEC reporting beneficial ownership as of December 31, 2011, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(7)	The total amount includes 23,251 shares held in the 401(k) Plan and options exercisable within 60 days after August 13, 2012 to purchase 1,365,418 shares.

(8)	The total amount includes 98,700 shares owned by Ms. Arnold’s spouse, all of which are pledged as security, 21,452 unvested restricted shares, and options exercisable within 60 days after August 13, 2012 to purchase 11,702 shares.

(9)	The total amount includes 10,974 unvested restricted shares and 1,451,226 shares deemed beneficially owned by both Mr. Becker and Mr. Drapkin indirectly.

(10)	The total amount includes 21,452 unvested restricted shares and options exercisable within 60 days after August 13, 2012 to purchase 11,702 shares.

(11)	The total amount includes 90,484 shares held by PTC, Inc. of which Mr. Haslam is President and a 50% owner. Mr. Haslam disclaims beneficial ownership of any shares in excess of 50% of the total of such shares. Mr. Haslam’s shares are not included in the total for all directors and executive officers as a group as he was not a director as of August 13, 2012.

(12)	The total amount includes 134,000 shares held by Conifer Partners II, LLC of which Mr. Lanigan has shared voting and investment power, 12,830 shares held in a family limited partnership, 21,452 unvested restricted shares, and options exercisable within 60 days after August 13, 2012 to purchase 11,702 shares.

(13)	The information presented is as of May 31, 2011. Mr. Martin’s shares are not included in the total for all directors and officers as a group as he was not a director as of August 13, 2012.

(14)	The total amount includes 13,500 shares held in an individual retirement account by Dr. Ratajczak and 21,452 unvested restricted shares.

(15)	The total amount includes 25,784 shares held in a guarantor retained annuity trust, 21,452 unvested restricted shares, and options exercisable within 60 days after August 13, 2012 to purchase 11,702 shares.

(16)	The total amount includes 187,077 unvested restricted shares, and options exercisable within 60 days after August 13, 2012 to purchase 33,210 shares.

(17)	The total amount includes 3,103 shares held in the 401(k) Plan and options exercisable within 60 days after August 13, 2012 to purchase 213,496 shares. Ms. Duffy’s shares are not included in the total for all directors and executive officers as a group as she was not an executive officer of the Company as of August 13, 2012.

(18)	The total amount includes 285,249 unvested restricted shares, 3,005 shares held in the 401(k) Plan, and options exercisable within 60 days after August 13, 2012 to purchase 226,546 shares.

(19)	Mr. Ibrahim’s shares are not included in the total for all directors and executive officers as a group as he was not an executive officer as of August 13, 2012.

(20)	The total amount includes 41,557 unvested restricted shares and options exercisable within 60 days after August 13, 2012 to purchase 43,043 shares.

(21)	The total amount includes 759,195 unvested restricted shares, 26,256 shares held in the 401(k) Plan, and options exercisable within 60 days after August 13, 2012 to purchase 1,840,529 shares.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Executive Summary

On June 6, 2012, we announced that, after 40 years of service, Samuel E. Beall, III, our Founder, Chairman of the Board, Chief Executive Officer and President, would be stepping down from management and the Board upon the selection of the Company’s new Chief Executive Officer. Subsequently, on July 25, 2012, we announced the retirement of three of our directors from the Board and the resignation of a fourth director as part of planning for the future needs of the Company and plans to transition the membership of the Board to best reflect the Board’s needs for the future. Specifically, we announced that James A. Haslam retired from the Board effective as of July 25, 2012 and Dr. Donald Ratajczak and Claire L. Arnold will retire effective as of the Annual Meeting. In addition, we announced that Steven R. Becker will resign from the Board effective as of the Annual Meeting.

On August 13, 2012, we announced the appointments of F. Lane Cardwell, Jr. and Jeffrey J. O’Neill to our Board, each bringing substantial industry experience in business strategy and executive leadership. We believe that a new Chief Executive Officer in tandem with a Board that offers a combination of insights from past history and fresh thinking position us well to create good shareholder value in the future.

Election Process

The Company’s Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office. The Articles of Incorporation require that, upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death, or removal from office. The Company’s Articles of Incorporation and its Bylaws provide that the Board of Directors shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to vote in the election of directors, voting together as a single class. The terms of office of the Class II directors expire at the Annual Meeting. Dr. Donald Ratajczak and Claire L. Arnold, current Class II directors, notified the Company of their intent not to stand for re-election and to retire from the Board of Directors effective as of the Annual Meeting. The Board of Directors has nominated F. Lane Cardwell, Jr., Kevin T. Clayton, and Jeffrey J. O’Neill to serve in Class II of the Board of Directors for a term of three years. The Class III directors and the Class I director have one year and two years, respectively, remaining on their terms of office.

It is intended that persons named in the accompanying form of proxy will vote for the three nominees listed below unless instructed to vote against a particular nominee. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

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Director Nominations

The Governance Committee is responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. In addition, the Company’s Articles of Incorporation provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors so long as written notice of such shareholder’s intent to make such nomination has been given (i) no later than 90 days in advance of the Annual Meeting, or (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, no later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

Each notice of intent to nominate one or more persons for the election of directors must set forth, in addition to such information as may be required by the Bylaws, (i) the name and address of the shareholder making the nomination and the person or persons being nominated; (ii) a representation that the shareholder is a holder of record of shares of Common Stock entitled to vote at the Annual Meeting and that the shareholder intends to appear either in person or by proxy at the Annual Meeting to nominate the person or persons described in the notice; (iii) a description of any arrangements or understandings between the shareholder, each nominee and any person or persons pursuant to which the shareholder intends to make the nomination; (iv) such other information regarding each nominee as would be required by the proxy rules of the SEC if the nominee were to be nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company.

The Governance Committee has adopted a formal policy and procedure with regard to the consideration of any director candidates recommended by shareholders. Consistent with these procedures, the Governance Committee will consider director candidates recommended by the Company’s shareholders. Recommendations may be sent to the Governance Committee, c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

The Governance Committee identifies potential nominees for director through a variety of business contacts including current directors, community leaders, and shareholders. To the extent necessary, the Governance Committee may retain professional search firms and other advisors to identify potential candidates.

Qualifications for All Directors

In considering potential candidates for election to the Board of Directors, the Governance Committee observes the following guidelines, among other considerations: (i) the composition of the Board of Directors must include a majority of independent directors; (ii) each director nominee shall be selected without regard to sex, race, religion or national origin; (iii) each director nominee should be an individual of the highest character and integrity and have an inquiring mind, vision, and the ability to work well with others; (iv) each director nominee should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; (v) each director nominee should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; (vi) each director nominee should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at

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Board of Directors and committee meetings and advance review of Board of Directors and committee materials; and (vii) each director nominee should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

If the Governance Committee determines that a potential candidate may be qualified to serve on the Board of Directors, at least one member of the Governance Committee and the Chairman of the Board of Directors and Chief Executive Officer will interview such candidate. The Governance Committee then determines whether to recommend to the Board of Directors that a candidate be nominated for approval by the shareholders. The manner in which the Governance Committee evaluates a potential candidate does not differ based on whether the candidate is recommended by a shareholder of the Company.

With respect to nominating existing directors, the Governance Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications, and overall contributions to the Company.

The Board of Directors does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background, and professional experiences in evaluating candidates for Board membership.

Qualifications, Attributes, Experience, and Skills of the Board as a Whole

The Board of Directors has identified the following qualifications, attributes, experiences, and skills that are important to be represented on the Board as a whole, in consideration of the Company’s current and future goals as identified in its strategic framework for fiscal year 2012 and its three-year goals:

  Management, leadership and strategy;
  Financial expertise;
  Marketing and consumer experience; and
  Risk assessment and capital management.
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DIRECTOR AND DIRECTOR NOMINEE INFORMATION

Information about the directors and director nominees is below including the specific qualifications, attributes, experiences and skills described above.

Director Nominees: Class II – Term Expiring 2015
F. LANE CARDWELL, JR.
Age: 60	Committees:	Former Directorships Held Within Last Five Years:
Director Since: 2012	Audit	P.F. Chang’s China Bistro, Inc.
	Governance	Famous Dave’s of America, Inc.

Mr. Cardwell was most recently the President of P.F. Chang’s China Bistro (“P.F. Chang’s”) from March 2011 until the company was taken private in mid-2012. He previously served as the President and Chief Executive Officer of Boston Market from June 2009 to October 2010. Mr. Cardwell also served as the interim President and Chief Executive Officer of Famous Dave’s of America, Inc. from December 2007 until April 2008. He previously served as President and Chief Executive Officer of Eatzi’s Market and Bakery from 1996 to 1999. Prior to joining Eatzi’s, Mr. Cardwell was Executive Vice President, Chief Administrative Officer and a member of the board of directors of Brinker International, Inc. Mr. Cardwell also serves on the board of directors of a private family dining company.

Skills and Qualifications:

  Management, leadership and strategy – Over 30 years of executive leadership experience in the restaurant industry as president and chief executive officer of other restaurant companies.
  Financial expertise – Extensive financial experience including service on the audit committees of public and private companies.
  Marketing and consumer experience – Possesses extensive experience in restaurant marketing, competitive positioning and new concept development.
  Risk assessment and capital management – Experience leading publicly-traded and privately-held restaurant companies; broad corporate governance experience from his service on the board and board committees of other public and private companies.

KEVIN T. CLAYTON
Age: 49	Committees:
Director Since: 2006	Executive Compensation
Governance

Mr. Clayton has served as President and Chief Executive Officer of Clayton Homes, Inc. (a Berkshire Hathaway Company) since 1999. Prior to serving as President and Chief Executive Officer, Mr. Clayton served as Chief Operating Officer of Clayton Homes, Inc. from 1997 to 1999 and as Vice President of Clayton Homes, Inc. and President of Vanderbilt Mortgage and Finance, Inc. from 1995 until 1997.

Skills and Qualifications:

  Management, leadership and strategy – Chief executive officer experience through his leadership roles with Clayton Homes, Inc., which was a publicly-traded company prior to Berkshire Hathaway’s acquisition of the company in 1999.
  Financial expertise – Possesses in-depth knowledge and experience in the areas of finance, lending and credit markets.
  Marketing and consumer experience – Extensive sales and marketing experience in the housing industry including the retail sales of manufactured and modular homes.
  Risk assessment and capital management – Provides the Board with additional insight into issues involving capital allocation, shareholder value and business risk.

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JEFFREY J. O’NEILL
Age: 55	Committees:	Public Directorships:
Director Since: 2012	Audit	Einstein Noah Restaurant Group
Governance

Mr. O’Neill has served as President and Chief Executive Officer of Einstein Noah Restaurant Group (“Einstein Noah”) since December 2008. In May 2005, Mr. O’Neill joined Priszm Income Fund in Toronto, Canada and served as its President and Chief Operating Officer until being named Chief Executive Officer in January 2008. Priszm Income Fund owned and operated 465 quick service and quick casual restaurants (KFC, Taco Bell, and Pizza Hut) across seven Canadian provinces. From 1999 until 2005, Mr. O’Neill served as President of Pepsi-Cola Canada. From March 1999 to January 2003 and from February 2003 through March 2005 he was Vice President of Sales for Quaker Foods USA.

Skills and Qualifications:

  Management, leadership and strategy – Chief executive officer experience through his leadership roles with Einstein Noah, Priszm Income Fund, Quaker Foods and Pepsi-Cola Canada.
  Financial expertise – Responsible for all aspects of profit and loss management including quarterly reporting and responsibilities related to a publicly-traded bagel/bakery chain restaurant company focused in the fast-casual segment.
  Marketing and consumer experience – Possesses extensive experience in marketing, strategic planning and consumer research.
  Risk assessment and capital management – Extensive experience in overseeing business risk and designing and implementing strategies to increase shareholder value.

Directors Continuing in Office: Class III – Term Expiring 2013
SAMUEL E. BEALL, III
Age: 62	Public Directorships:
Director Since: 1982	Windstream Corporation

Mr. Beall has served as Chairman of the Board and Chief Executive Officer of the Company since May 1995 and also as President of the Company since July 2004. Mr. Beall served as President and Chief Executive Officer of the Company from June 1992 to May 1995 and President and Chief Operating Officer of the Company from September 1986 to June 1992. Mr. Beall also serves as a board member of several private companies, including Pilot Corporation, Pilot Travel Centers, LLC, SSC Service Solutions Co., and Blackberry Hotel Company Inc. On June 6, 2012, the Company announced that Mr. Beall will be stepping down from management and the Board of Directors upon the selection of his successor.

Skills and Qualifications:

  Management, leadership and strategy – Founded the Company and has 40 years of leadership experience in the casual dining industry. Responsible for setting and overseeing execution of strategic initiatives that have resulted in the significant growth and expansion of our operations during his tenure.
  Financial expertise – Ultimate responsibility for the execution of the Company’s financial plans.
  Marketing and consumer experience – Extensive marketing and promotional experience. Instrumental in the design of the Company’s national advertising strategies and campaigns and continues to influence marketing and promotional initiatives.
  Risk assessment and capital management – Manages complex business operations and has extensive experience in overseeing business risk. Responsible for designing and implementing the Company’s strategies to increase shareholder value.

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MATTHEW A. DRAPKIN
Age: 39	Committees:	Public Directorships:
Director Since: 2011	Audit	Hot Topic, Inc.
	Governance	Glu Mobile, Inc.
Former Directorships Held Within Last Five Years:
Plato Learning, Inc.
Alloy, Inc.

Mr. Drapkin has been a partner at Becker Drapkin Management since December 2009. Previously, he served as head of research, special situations and private equity at ENSO Capital, a New York-based hedge fund, from March 2008 to October 2009. From January 2003 to March 2008, Mr. Drapkin worked at MacAndrews & Forbes, a private investment firm, where he most recently served as the Senior Vice President, Corporate Development, responsible for sourcing, evaluating, and executing investment opportunities. Prior to MacAndrews & Forbes, Mr. Drapkin was the general manager of several Condé Nast Internet sites and an investment banker at Goldman Sachs.

Skills and Qualifications:

  Management, leadership and strategy – Leadership experience through management of a small-cap investment fund.
  Financial expertise – Extensive financial experience in both public and private companies which provides our Board with valuable expertise in corporate finance, strategic planning, and capital and credit markets.
  Marketing and consumer experience – Knowledge and experience in retailing from service as a director at Hot Topic, Inc.; marketing experience as a director at Alloy, Inc.
  Risk assessment and capital management – Provides the Board with experience in capital allocation, shareholder value and financial risk.

BERNARD LANIGAN, JR.
Age: 64	Committees:	Public Directorships:
Director Since: 2001	Audit	Texas Industries, Inc.
Governance

Mr. Lanigan founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., a registered investment advisor and wealth management company, since 1991. Also, Mr. Lanigan founded and has served as Chairman of Lanigan & Associates, P.C., Certified Public Accountants and Consultants, since 1974. Mr. Lanigan also serves on the board of directors of Lykes Brothers, Inc., a private corporation.

Skills and Qualifications:

  Management, leadership and strategy – More than 40 years of leadership experience through founding, establishment, and management of companies that provide investment and wealth management, accounting, tax and financial consulting services. Served on numerous private company boards and currently serves on another public company board.
  Financial expertise – Certified public accountant for 39 years and has over 35 years of experience in tax, accounting, investment advising, wealth management, and mergers and acquisitions.
  Marketing and consumer experience – Thorough understanding of the casual dining industry and our customer base.
  Risk assessment and capital management – Extensive knowledge of and experience in accounting, tax, financial markets, lending, financing instruments, capital allocation, and investing.

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Directors Continuing in Office: Class I – Term Expiring 2014
STEPHEN I. SADOVE
Age: 61	Committees:	Public Directorships:
Director Since: 2002	Executive Compensation	Saks Incorporated
	Governance	Colgate-Palmolive Co.

Mr. Sadove has served as Chief Executive Officer of Saks Incorporated since January 2006 and assumed the position of Chairman of the Saks Incorporated Board in May 2007. Before becoming Chief Executive Officer, Mr. Sadove served Saks Incorporated as Vice Chairman from January 2002 to March 2004 and served as Vice Chairman and Chief Operating Officer from March 2004 to January 2006. Prior to his position with Saks Incorporated, Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb Company (“Bristol-Myers”) and President of Bristol-Myers Worldwide Beauty Care and Nutritionals from 1996 to January 2002.

Skills and Qualifications:

  Management, leadership and strategy – Leadership roles with several well-known consumer products and retail companies for over 25 years.
  Financial expertise – Has overseen and managed operating budgets for various companies throughout his career and has ultimate responsibility for the execution of the financial plans in his current role as Chairman of the Board and Chief Executive Officer of Saks Incorporated.
  Marketing and consumer experience – Extensive understanding of consumer products and consumer behavior. Also possesses over 25 years of marketing experience and currently instrumental in shaping the marketing initiatives at Saks Fifth Avenue.
  Risk assessment and capital management – Provides the Board with additional insight into issues involving capital allocation, shareholder value, and business risk.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
THE ELECTION OF THE THREE NOMINEES FOR CLASS II DIRECTORS NAMED ABOVE.

Directors’ Independence

As required by the New York Stock Exchange (“NYSE”) corporate governance standards, at all times a majority of the members of the Company’s Board are “independent” within the meaning of NYSE rules. To assist it in making the annual affirmative determination of each director’s independence, the Board has adopted Categorical Standards of Director Independence (“Categorical Standards”) which are posted on our website at http://rubytuesday.com/investors/governance. A director will be considered “independent” only if he or she meets the requirements of the Categorical Standards and the criteria for independence set forth from time to time by the NYSE corporate governance standards.

The Board of Directors has affirmatively determined that all of the Company’s directors, with the exception of Mr. Beall, are “independent” under the Categorical Standards and the NYSE corporate governance standards. Mr. Beall is disqualified from being “independent” because he is also an executive officer of the Company. Each member of the Board’s Audit, Executive Compensation, and Governance Committees is “independent” as required by the respective charters of each Committee and the NYSE corporate governance standards.

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The Board’s Role in Risk Oversight

The Board of Directors is responsible for oversight of the various risks facing the Company. Risks are considered in virtually every business decision and as part of our culture and business strategy. The Board recognizes that appropriate risk-taking is essential for the Company to remain competitive and achieve its long-term goals.

The Board has implemented the following risk oversight framework:

  know the major risks inherent in the Company’s business and strategy;
  evaluate risk management processes;
  encourage open and regular communication about risks between management and the Board; and
  cultivate a culture of integrity and risk awareness.

While the Board oversees risk, Company management is responsible for managing risk. We have strong internal processes to identify and manage risk and communicate appropriately with the Board. These processes include quarterly risk assessment updates to the directors, regular management disclosure committee meetings, our Code of Business Conduct and Ethics and Code of Ethical Conduct for Financial Professionals, thorough quality assurance standards and systems, and a comprehensive internal and external audit process. Management communicates routinely with the Board, Board Committees and individual directors on the significant risks identified and how they are being managed and directors are free to communicate directly with Internal Audit and senior management.

The Board implements its risk oversight function both as a whole and through Committees. Board Committees meet regularly and report back to the full Board. The particular role each Committee plays in carrying out the risk oversight function is as follows:

  The Audit Committee oversees the risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs, including the Code of Business Conduct and Ethics, Code of Ethical Conduct for Financial Professionals, and the Company’s Whistleblower Policy. The Audit Committee members meet separately with the Company’s Chief Legal Officer, Director of Internal Audit, and representatives of the Company’s independent accounting firm.
  The Executive Compensation Committee (the “Compensation Committee”) evaluates the risks and rewards associated with the Company’s compensation philosophy and programs.
  The Governance Committee oversees and evaluates risks and opportunities related to evolving governance legislation and trends.

Board Leadership Structure

Our current Board leadership structure is comprised of a combined position of Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Director, and six other independent directors. Samuel E. Beall, III serves as Chairman of the Board and Chief Executive Officer, and, effective as of July 25, 2012, Matthew A. Drapkin serves as Lead Director.

The Chairman of the Board presides over meetings of the Board of Directors, presides over annual meetings of shareholders, consults and advises the Board and its committees on the business and affairs of the Company, and performs other responsibilities as may be assigned by the Board from time to time. The Chief Executive Officer is in charge of both overseeing the Company’s day-to-day operations and establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board of Directors and its committees.

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The Lead Director presides at all meetings of the Board at which the Chairman of the Board is not present. The Lead Director may call, and shall lead, non-management director and independent director sessions. The Lead Director serves as a liaison and facilitates communication between the Chairman of the Board and the independent directors. The Lead Director advises the Chairman of the Board on the Board’s informational needs, Board meeting agendas, and schedule of Board meetings.

The Board believes that this leadership structure – a combined Chairman of the Board and Chief Executive Officer, a Lead Director, active and strong non-employee directors, and committees led by independent directors – has been most effective for the Company during Mr. Beall’s tenure. Given Mr. Beall’s founding role in the Company and his 40 years of experience, he has had the most extensive knowledge of the Company’s business, and has been in the best position to lead management most effectively and to serve in the critical role of Chairman of the Board. The Company has announced that upon Mr. Beall’s departure as Chief Executive Officer and Chairman of the Board, Matthew A. Drapkin will become Chairman of the Board.

Committees of the Board of Directors

The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board has delegated certain authority to three standing committees, the current composition of which is as follows:

Name	Audit	Compensation	Governance
	Committee	Committee	Committee
Ms. Arnold			Chair
Mr. Becker		Member	Member
Mr. Cardwell	Member		Member
Mr. Clayton		Member	Member
Mr. Drapkin	Member		Member
Mr. Lanigan	Chair		Member
Mr. O’Neill	Member		Member
Dr. Ratajczak	Member		Member
Mr. Sadove		Chair	Member

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Audit Committee

The Audit Committee maintains communications with the Company’s independent registered public accounting firm as to the nature of the Auditors’ services, fees and such other matters as the Auditors believe may require the attention of the Board of Directors. The Audit Committee reviews the Company’s system of internal control over financial reporting and procedures and makes recommendations to the Board of Directors regarding them. The responsibilities of the Audit Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/ governance. The Audit Committee met one time telephonically and four times at regularly scheduled meetings during fiscal year 2012. The current members of the Audit Committee are Bernard Lanigan, Jr. (Chair), Dr. Donald Ratajczak, Matthew A. Drapkin, F. Lane Cardwell, Jr. and Jeffrey J. O’Neill. Mr. Drapkin plans to rotate off the Audit Committee in October, 2012. The Board of Directors has determined that each member of the Audit Committee is independent as independence for audit committee members is defined under the NYSE corporate governance requirements and the SEC rules. All of the members of the Audit Committee have significant experience

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in financial matters and are “financially literate” as defined in Section 303A of the NYSE listing standards as such qualifications are interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that at least one member of the Audit Committee, Mr. Lanigan, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee is responsible for setting the Company’s philosophy regarding executive compensation. The responsibilities of the Compensation Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/ investors/governance. The processes utilized by the Compensation Committee in fulfilling its responsibilities are more fully discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee has retained a nationally known firm, Pearl Meyer & Partners, LLC (“Pearl Meyer & Partners”), as its independent compensation consultant. The Compensation Committee requests that Pearl Meyer & Partners provide information related to the Company’s compensation practices and the various compensation practices of its Peer Group, as defined in the “Compensation Discussion and Analysis” section of this Proxy Statement. The scope of Pearl Meyer & Partners’ engagement and any fees paid for its services are approved by the Compensation Committee. Management works with Pearl Meyer & Partners to provide necessary information about the Company in order to complete the compensation surveys requested by the Compensation Committee. Pearl Meyer & Partners does not provide any other services to the Company. Further discussion of Pearl Meyer & Partners’ role in the Company’s compensation programs is contained within the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee met one time telephonically and three times at regularly scheduled meetings during fiscal year 2012. The current members of the Compensation Committee are Stephen I. Sadove (Chair), Kevin T. Clayton, and Steven R. Becker. Upon Mr. Becker’s resignation, Mr. Drapkin will become a member of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is independent as independence for compensation committee members is defined under the NYSE corporate governance requirements.

Each member of the Compensation Committee qualifies as a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934 and as an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation. Mr. Haslam is the President and Chief Executive Officer of Pilot Travel Centers, LLC and Chief Executive Officer of Pilot Corporation (each a privately-held company), and the Company’s Chief Executive Officer, Samuel E. Beall, III, is a member of the Board of Directors of Pilot Travel Centers, LLC and of Pilot Corporation. Mr. Beall is not on the compensation committee of either entity and does not participate in the determination of Mr. Haslam’s compensation from Pilot Travel Centers, LLC or Pilot Corporation. Mr. Haslam retired from our Board effective as of July 25, 2012.

Governance Committee

The Governance Committee (i) identifies individuals qualified to become Board members and recommends director nominees to the Board; (ii) recommends director nominees to the Board to serve on each committee of the Board; (iii) recommends to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics applicable to the Company; and (iv) leads the Board in its

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performance review of the Board, each committee of the Board, individual directors, and management. The responsibilities of the Governance Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/ investors/governance. The Governance Committee met three times during fiscal year 2012. The current members of the Governance Committee are Claire L. Arnold (Chair), Steven R. Becker, F. Lane Cardwell, Jr. Kevin T. Clayton, Matthew A. Drapkin, Bernard Lanigan, Jr., Jeffrey J. O’Neill, Dr. Donald Ratajczak, and Stephen I. Sadove. Upon Ms. Arnold’s retirement, Mr. Clayton will become the Chair of the Governance Committee. The Board of Directors has determined that each member of the Governance Committee is independent as independence for nominating committee members is defined under the NYSE corporate governance requirements.

Policy with Regard to Directors’ Attendance at the Annual Meeting of Shareholders

The Board of Directors has adopted a policy requiring that, absent unusual circumstances, members of the Board of Directors are expected to attend each annual meeting of the shareholders of the Company. All members of the fiscal year 2012 Board of Directors attended the 2011 Annual Meeting of Shareholders.

Policy by Which a Presiding Director is Chosen to Chair Executive Sessions of Non-Management Directors

The Lead Director serves as the chair of the executive sessions of the non-management directors. The non-management directors met without management present in executive session four times during fiscal year 2012.

Procedure for Shareholder Communication with Directors

All interested parties may send communications to the Board of Directors, to individual directors, or to the non-management directors as a group by mail c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801. All interested parties may also send communications to the Board of Directors as a group by electronic mail in care of the Secretary at boardofdirectors@ rubytuesday.com. Communications addressed to the non-management members of the Board of Directors are reviewed by the Secretary and directed to the appropriate director or directors for their consideration. The Secretary may not filter out any direct communications from being presented to the non-management members of the Board of Directors without instruction from directors. The Secretary maintains a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications. Such record includes the names of the addressee (if other than the Board of Directors as a group), the disposition by the Secretary, and in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The Secretary will provide a copy of the record upon the request of any member of the Board of Directors.

Anti-Hedging Policy

The Company prohibits directors and executive officers from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors, and shareholders of greater than 10% of outstanding shares

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(“Reporting Persons”) to file certain reports with respect to beneficial ownership of the Company’s equity securities (“Section 16 Reports”). Based solely on the Company’s review of the Section 16 Reports, including any amendments to them, and, where applicable, any written representation from any Reporting Persons that they were not required to file a Form 5, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to fiscal year 2012 have been complied with on a timely basis. A Form 4 reporting shares sold by John Brisco, President – International Development was not timely filed in fiscal year 2011.

Directors’ Fees and Attendance

During fiscal year 2012, the Board of Directors met nine times, including five telephonic meetings and four regularly scheduled meetings. Each director attended at least 96% of the aggregate total meetings of the Board and committees of which he or she was a member that were held during the fiscal year.

In fiscal year 2012, the Compensation Committee evaluated director compensation relative to the Company’s fiscal year 2012 executive compensation Peer Group, as defined in the “Compensation Discussion and Analysis” section of this Proxy Statement, and approved certain changes to director compensation in order to align director pay with the Company’s compensation philosophy of compensating executives at the 50th percentile of the Peer Group. Specifically, the Compensation Committee approved a reduction in overall director compensation of $15,000. This reduction was accomplished by reducing the value of annual equity awards to directors by $30,000 and increasing the quarterly retainer by $3,750. The amendment of the Director Stock Incentive and Deferred Compensation Plan for Directors (the “Directors’ Plan”) to effect this reduction in the annual equity award to directors is discussed in greater detail below.

Directors who are employees of the Company receive no directors’ fees. All non-employee directors receive a quarterly retainer as shown in the below table.

Name			Quarterly	Quarterly		Quarterly
		Quarterly	Audit	Compensation	Quarterly	Lead
	Quarterly	Meeting	Committee	Committee	Governance	Director
	Retainer	Attendance	Members	Members	Committee	Retainer
	($) (1)	Fee ($)	($) (2)	($) (3)	Chair ($) (4)	($) (5)
Ms. Arnold	16,250	4,500	-	-	1,250	-
Mr. Becker	16,250	4,500	-	1,875	-	-
Mr. Cardwell	16,250	4,500	2,500	-	-	-
Mr. Clayton	16,250	4,500	-	1,875	-	-
Mr. Drapkin	16,250	4,500	2,500	-	-	6,250
Mr. Lanigan	16,250	4,500	5,000	-	-	-
Mr. O’Neill	16,250	4,500	2,500	-	-	-
Dr. Ratajczak	16,250	4,500	2,500	-	-	-
Mr. Sadove	16,250	4,500	-	5,000	-	-

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(1)	The quarterly retainer amount for July 2011 was $12,500.

(2)	The Audit Committee Chair receives an annual fee of $20,000, and each of the other members of the Audit Committee receives an annual fee of $10,000.

(3)	The Compensation Committee Chair receives an annual fee of $20,000, and each of the other members of the Compensation Committee receives an annual fee of $7,500.

(4)	The Governance Committee Chair receives an annual fee of $5,000.

(5)	The Lead Director receives an annual fee of $25,000.

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Non-employee directors serving on the Audit Committee, the Compensation Committee, or the Governance Committee (other than the Chairs of such committees) do not receive any fee for attending committee meetings. Non-employee directors who undertake special projects for the Company or attend special meetings are entitled to fees ranging from $2,500 to $5,000 per day of service, except that they will not be entitled to fees for special meetings that occur on the same day as a meeting of the Board of Directors.

On June 6, 2012, in connection with our announcement that Mr. Beall will be stepping down as Chairman and Chief Executive Officer, we also announced that our Board had formed a search committee to identify and recommend Mr. Beall’s replacement. On July 25, 2012, the Compensation Committee approved a monthly fee of $5,000 to be paid to members of the search committee.

All non-employee directors are permitted to participate in the Directors’ Plan, which is designed to provide incentives to eligible directors that are aligned with the interests of shareholders, to encourage share ownership by eligible directors, and to provide a means of recruiting and retaining qualified director candidates.

The Directors’ Plan was amended and restated as of October 8, 2008. The Board of Directors subsequently approved the First Amendment to the Directors’ Plan on June 21, 2011 to provide greater flexibility in determining the maximum option terms, vesting schedules, and methods for payment of the exercise prices for discretionary options that may be granted under the Directors’ Plan and to revise the terms for vesting of restricted stock awards that may also be granted under the Directors’ Plan.

The Directors’ Plan was again amended on January 5, 2012 to reduce the annual award value from $110,000 to $80,000 (the “Second Amendment”). The Second Amendment also revised the vesting terms associated with director grants by providing for a one-year vesting schedule attributable to awards of stock options or restricted stock except when the annual meeting of shareholders occurs prior to the one-year anniversary of such awards. In that case, the vesting of such awards shall occur on the date of the next regularly scheduled annual meeting of shareholders.

The Directors’ Plan permits non-employee directors to defer all or a portion (in 25% increments) of their retainers, and any additional meeting and committee fees, to a deferred compensation account. A director’s deferred compensation account is credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during the respective fiscal quarter. Unless a director otherwise timely elects, amounts credited to a director’s deferred compensation account generally will be distributed starting on the earlier of (a) the first day of the calendar month after the director’s 70th birthday or (b) the first January 15 or July 15 following when the director ceases to be a member of the Board of Directors.

The Directors’ Plan provides that each non-employee director will be granted a restricted stock award, an award of stock options, or a blend of both as of the date of each annual meeting of the shareholders of the Company, beginning with the 2008 Annual Meeting, if the director is elected, re-elected, or otherwise continues to serve on the Board of Directors following such annual meeting of the shareholders of the Company.

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Pursuant to the Second Amendment, each eligible non-employee director receives an annual equity grant in an amount equal to the present value of $80,000 on the date of grant, which amount is indexed to the national Consumer Price Index, as described in the Directors’ Plan.

Any shares subject to restricted stock awards granted pursuant to this annual equity grant will be granted on the date of the annual meeting of shareholders and will be valued at fair market value, defined by the Directors’ Plan to be the closing price of our Common Stock on the last trading day prior to the grant date as reported by the New York Stock Exchange. Under the Second Amendment, the shares granted shall vest on the earlier of the day immediately preceding the first anniversary of the grant date for that award or the next regularly scheduled annual meeting of shareholders, provided the director remains a director on such vesting date. The shares may vest earlier in the event of death, disability, the director attaining age 70, certain involuntary departures, or a change in control. Otherwise, any unvested shares shall be forfeited if a director ceases to be a director.

Any options granted pursuant to this annual equity grant are valued using a commonly accepted option valuation technique and have an exercise price equal to the closing value of our Common Stock as of the day before the date of the annual meeting of shareholders. Pursuant to the Second Amendment, each annual stock option shall have a maximum term of ten years (or any shorter period as specified in an award) but shall expire no later than 90 days following a director’s voluntary resignation or involuntary termination other than for Cause (as defined in the Directors’ Plan) and no later than 15 days following a director’s termination for Cause. As amended, the Directors’ Plan provides that awards of stock options shall vest on the earlier of the first anniversary of the date the option award is granted or the next regularly scheduled annual meeting of shareholders. Options may vest earlier upon the occurrence of events similar to those described for restricted stock awards.

Director Share Ownership Policy

Shares of Common Stock purchased through the exercise of the annual options generally may not be transferred during any period of time, prior to the director’s death, if he or she has not attained his or her target ownership level. A director will be treated as having attained the target ownership level if he or she owns a number of shares of Common Stock with a fair market value equal to or exceeding $250,000. For purposes of determining the target ownership level only, “fair market value” under the Directors’ Plan means the highest closing price of Common Stock for any day during the 30-day period ending on the date of each annual meeting.

2012 DIRECTOR COMPENSATION

			Stock
	Director	Fees Earned or	Awards ($)
Name (1)	Since	Paid in Cash ($)	(2)	Total ($) (3)
Claire L. Arnold	1994	86,125	80,000	166,125
Steven R. Becker	2011	86,750	80,000	166,750
Kevin T. Clayton	2006	87,375	80,000	167,375
Matthew A. Drapkin	2011	89,250	80,000	169,250
James A. Haslam, III (4)	1999	104,250	80,000	184,250
Bernard Lanigan, Jr.	2001	99,250	80,000	179,250
R. Brad Martin (5)	2008	-	-	-
Dr. Donald Ratajczak	1981	89,250	80,000	169,250
Stephen I. Sadove	2002	99,250	80,000	179,250

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(1)	Neither Mr. Cardwell nor Mr. O’Neill was a member of the Board of Directors during fiscal year 2012.

(2)

Represents the grant date fair value of the equity awards as determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company calculates the grant date fair value of restricted shares as the closing value of Common Stock on the date prior to the grant date. The restricted shares awarded in fiscal year 2012 have a grant date fair value of $7.29 per share. Additionally, the assumptions used in calculating the grant date fair value of these awards are disclosed in Note 11 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 5, 2012.

Outstanding stock award data as of June 5, 2012 is as follows:

Name	Number of Unvested Stock Awards
Claire L. Arnold	21,452
Steven R. Becker	10,974
Kevin T. Clayton	21,452
Matthew A. Drapkin	10,974
James A. Haslam, III	21,452
Bernard Lanigan, Jr.	21,452
R. Brad Martin	-
Dr. Donald Ratajczak	21,452
Stephen I. Sadove	21,452

(3)	No stock options were awarded to the Company’s directors in fiscal year 2012. The directors’ outstanding stock option awards as of June 5, 2012 are as follows:

	Number of Options	Number of Options
Name	Exercisable	Unexercisable
Claire L. Arnold	11,702	-
Steven R. Becker	-	-
Kevin T. Clayton	11,702	-
Matthew A. Drapkin	-	-
James A. Haslam, III	-	-
Bernard Lanigan, Jr.	11,702	-
R. Brad Martin	-	-
Dr. Donald Ratajczak	-	-
Stephen I. Sadove	11,702	-

(4)	Mr. Haslam retired from the Board of Directors on July 25, 2012.

(5)	Mr. Martin retired from the Board of Directors on June 30, 2011, and did not receive any compensation for his role as a director for part of fiscal year 2012.

CORPORATE GOVERNANCE

The Company is committed to the highest standards of integrity and corporate governance. We believe that our corporate governance policies and practices meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the NYSE listing standards regarding corporate governance. In particular:

  the Board of Directors has adopted Categorical Standards of Director Independence;
  the Board of Directors has determined that all of the non-management directors are independent as independence of directors is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
  all committees of the Board of Directors are composed of directors who are independent as independence of directors is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;

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  the Board of Directors has determined that all of the members of the Audit Committee are independent as independence for audit committee members is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
  each member of the Compensation Committee qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Securities Exchange Act of 1934) and as an “outside director” (as defined in Section 162(m) of the Internal Revenue Code);
  the Board of Directors has established a Governance Committee, which adopted its own charter;
  the Board of Directors has adopted Corporate Governance Guidelines;
  the Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all of the Company’s employees, including our executive officers; and
  the Board of Directors has represented that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly.

The Company’s Audit Committee Charter, Compensation Committee Charter, Governance Committee Charter, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Categorical Standards of Director Independence, and Code of Ethical Conduct for Financial Professionals can be found on our website at http://rubytuesday.com/investors/governance. These materials are also available in print, without charge, upon request directed to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, each of the three other executive officers of the Company who were the most highly compensated and one former executive officer who separated employment with the Company in fiscal year 2012 (collectively, these persons are hereinafter referred to as the “Named Executives”). For fiscal year 2012, the Named Executives were Samuel E. Beall, III (“S. E. Beall, III”), Chairman of the Board, Chief Executive Officer and President (“Chairman, CEO and President”); Marguerite N. Duffy (“M. N. Duffy”), former Senior Vice President – Chief Financial Officer (“SVP–CFO”); Daniel P. Dillon, Jr. (“D. P. Dillon, Jr.”), Executive Vice President – Brand Development (“EVP–BD”)1; Kimberly S. Grant (“K. S. Grant”), Executive Vice President – Chief Operations Officer (“EVP–Operations”)1; Nicolas N. Ibrahim (“N. N. Ibrahim”), former Senior Vice President – Chief Technology Officer (“SVP–CTO”)2; and Robert F. LeBoeuf, Senior Vice President – Chief People Officer (“SVP–CPO”).

Executive Summary

For fiscal year 2012, the Compensation Committee designed the executive compensation program to position total direct compensation closer to the 50th percentile of the Company’s Peer Group, as defined in the “Compensation Discussion and Analysis” section of this Proxy Statement, and to incent management to achieve goals directly related to bottom-line results as follows:

  base salaries were maintained at fiscal year 2011 levels for the Named Executives;
  target short-term incentive opportunities were maintained at fiscal year 2011 levels;
____________________

1	Mr. Dillon previously held the title of Senior Vice President – Brand Development and Ms. Grant previously held the title of Executive Vice President.

2

Although Mr. Ibrahim separated employment with the Company on May 17, 2012, because his compensation would have made him one of the top five most highly compensated executives during fiscal year 2012, he is included as a Named Executive in this Proxy Statement.

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  the short-term incentive plan design was changed to focus on same-restaurant sales3 and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”),4 plus corporate objectives related to cost savings and efficiency that position the Company for future success;
  long-term incentive grant values were reduced in an attempt to better align total pay opportunities with the Company’s performance and competitive market practices; and
  the long-term incentive plan design was changed to include a performance-based cash component in order to reduce the dilutive effect on shareholders while rewarding high performance.

The Company’s same-restaurant sales and profits experienced significant pressure during the year due to the continued difficult economic environment which led to promotional offerings supported by heavy television advertising spending from many of our key competitors. Despite these challenges, the Company made the following strategic decisions and investments during the year which have strengthened its long-term competitive positioning:

  completing the remaining brand position enhancements, including offering the garden bar free with select entrées, rolling out new bolder-flavor menu items, and enhancing table service elements;
  deploying a television marketing program at more competitive levels with our peers;
  identifying and implementing $40-$45 million of cost savings which will fund the television advertising programs;
  closing 23 underperforming restaurants which will result in incremental Adjusted EBITDA and improving same-restaurant sales;
  continuing to invest in attracting and retaining strong restaurant-level talent to support the Ruby Tuesday brand, as well the Lime Fresh Mexican Grill (“Lime Fresh”) and Marlin & Ray’s brands;
  acquiring Lime Fresh, a well-positioned high-quality fast casual concept;
  gaining traction with our differentiated seafood conversion concept, Marlin & Ray’s; and
  recapitalizing our balance sheet with a more flexible and longer-term capital structure.

The Company’s debt, net of cash and short-term investments, decreased by $56.1 million, primarily due to the continued paydown of debt in addition to increased cash on the balance sheet resulting from the high-yield bond offering. Additionally, the Company also generated $74 million of free cash flow, defined as cash flow from operations of $112 million less capital expenditures of $38 million. We believe this was a notable accomplishment given the recurring softness in consumer discretionary spending which resulted in heavier television promotional spending by many competitors.

For the fiscal year ended June 5, 2012, the Company realized Adjusted EBITDA of $109.4 million and same-restaurant sales decline of 4.5%. As a result, the Company did not achieve its performance objectives related to same-restaurant sales and Adjusted EBITDA, but did achieve three critical corporate objectives related to the Company’s repositioning and cost savings strategies. These performance results translated into the following executive compensation results for fiscal year 2012:

  only 25% of the target short-term cash incentive opportunity was earned;
  only 25% of the performance-based restricted stock award was earned; and
  only 25% of the performance-based cash incentive was earned.
____________________

3

We define same-restaurant sales as the year-over-year comparison of sales volumes for restaurants that in the current year have been open at least 18 months, in order to remove the impact of new openings in comparing the operations of existing restaurants.

4

When the Compensation Committee approved the performance goals for fiscal year 2012, the formula for determining whether the goals had been achieved provided for adjustments to allow the Compensation Committee to disregard the impact of charges related to (i) the adoption of new tax or accounting rules; (ii) certain high-level strategic initiatives of the Company; and (iii) external events beyond the control of the Company.

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Achievement of the cost savings goal, one of the key corporate objectives, has enabled the Company to deploy an enhanced television advertising strategy during fiscal year 2013, which will be more than double the fiscal year 2012 television advertising spending and when coupled with a more balanced approach on promotional spending, should enable the Company to realize significant same-restaurant sales improvements in fiscal year 2013.

As we head into fiscal year 2013, several important organizational changes have occurred or are underway. Most notably:

  Samuel E. Beall, III, our Founder, Chairman of the Board, Chief Executive Officer and President, has announced his intention to step down from the Company once his successor has been identified;
  Marguerite N. Duffy, Senior Vice President – Chief Financial Officer, retired on June 5, 2012 and Michael O. Moore is now our Executive Vice President – Chief Financial Officer; and
  Nicolas N. Ibrahim, Senior Vice President – Chief Technology Officer, departed the Company on May 17, 2012, with his former roles and responsibilities being assumed by Robert F. LeBoeuf, Senior Vice President – Chief People Officer.

With regard to fiscal year 2013 executive compensation, the Compensation Committee recently approved the following:

  no changes to base salaries for the Named Executives;
  no changes to target short-term incentive opportunities for the Named Executives;
  elimination of the corporate objective component to the short-term incentive plan, such that 100% of the short-term incentive opportunity for fiscal year 2013 is tied to same-restaurant sales and Adjusted EBITDA;
  no changes to long-term incentive grant values for the Named Executives, other than an increase for the Senior Vice President – Chief People Officer in recognition of his additional responsibilities related to information systems and technology; and
  elimination of the corporate objectives component for the performance-based stock and performance-based cash components, such that 100% of the performance-based long-term incentive opportunity for fiscal year 2013 is tied to Adjusted EBITDA and same-restaurant sales improvement.

As the above illustrates, we continue to link compensation opportunities to our performance objectives, with actual, realized executive pay being below target when our performance is below expectations.

Consideration of 2011 Say-On-Pay Shareholders Vote. At our 2011 Annual Meeting of Shareholders, over 92% of votes were cast, on an advisory basis, in favor of the "say-on-pay" vote on executive compensation. As such, the Compensation Committee has concluded that a large majority of our shareholders is satisfied with our existing compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing executive compensation program effectively aligns the interests of our Named Executives with the Company’s long term goals.

Responsibility for Setting Executive Compensation Philosophy

Compensation Committee

The Compensation Committee is responsible for setting the Company’s philosophy regarding executive compensation and for approving the Company’s executive compensation programs including eligibility, award opportunity levels, plan designs, performance and/or service requirements, and the associated payouts under these programs.

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Chief Executive Officer

The Chief Executive Officer makes recommendations to the Compensation Committee for specific pay levels for each executive officer, other than himself, and for the key features and design elements of the Company’s executive compensation program. These recommendations are based in part on the Chief Executive Officer’s evaluation of each executive officer’s performance, the Company’s performance, relevant competitive market data, and other information and advice provided by senior management.

Senior Management

Various members of senior management participate in and support the executive compensation process. For example, the Company’s Senior Vice President – Chief People Officer works directly with the Compensation Committee Chair and Pearl Meyer & Partners to coordinate meeting agendas and materials and to provide historical compensation data relevant to the topics being discussed. The Company’s Executive Vice President – Chief Financial Officer and Vice President – Controller provide relevant analysis and information regarding the Company’s historical and pro-forma performance against goals established by the Compensation Committee under various incentive compensation programs. The Company’s Senior Vice President – Chief Legal Officer and Secretary provides relevant legal context and advice and assists with the preparation of required SEC disclosures. No member of senior management is in a position to recommend his or her own compensation or the compensation of other members of senior management.

Independent Consultant

Pearl Meyer & Partners provides relevant data and information regarding market practices and trends and, when appropriate, makes recommendations to the Compensation Committee regarding the Company’s compensation philosophy, strategy, plan designs, policies, and related disclosures. Pearl Meyer & Partners reports directly to the Compensation Committee, and the Compensation Committee is not beholden to the recommendations of the consultant. The Compensation Committee regularly meets in executive session with Pearl Meyer & Partners and without any members of senior management present.

Overall Compensation Philosophy

The overall objectives of the Company’s compensation program are to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals of the Company’s business strategy through a “pay for performance” compensation structure. Specifically, the Company’s compensation structure seeks to reward executive performance that maximizes financial return to shareholders, prudently invests capital, and achieves certain targets for the Company’s sales and profits.

The key components of the Company’s executive compensation packages are base salary, annual cash incentive opportunities, and long-term cash and equity-based opportunities. These components are used to provide a mixture of short-term cash compensation, which is intended as an immediate reward for positive results, and long-term cash and equity incentives, which are intended to reward good decisions and consistent long-term results, align shareholder and executive interests, and provide a retention tool for the Company.

As part of its overall deliberation process, the Compensation Committee compares total compensation, as well as each component of compensation, against the practices of similarly situated companies. Pearl

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Meyer & Partners assists the Compensation Committee in identifying those companies against which it should measure the competitiveness of its compensation packages (the “Peer Group”) and compiles and presents data from the Peer Group. For the latest market study completed during fiscal year 2012, this Peer Group consisted of the following 18 publicly-traded restaurant and retail companies:

Ann Inc.	DineEquity, Inc.
Bob Evans Farms, Inc.	Jos A Bank Clothiers Inc.
Brinker International, Inc.	O’Charley’s, Inc.
Buffalo Wild Wings Inc.	P F Chang’s China Bistro, Inc.
California Pizza Kitchen, Inc.	Panera Bread Company
CBRL Group, Inc.	Pier 1 Imports Inc.
The Cheesecake Factory Incorporated	Red Robin Gourmet Burgers
Chipotle Mexican Grill, Inc.	Talbots Inc.
Darden Restaurants, Inc.	Texas Roadhouse, Inc.

The companies in the Peer Group were selected based on similar business models, the same or similar industries, and comparable annual revenues and market capitalization. The Compensation Committee approved a restructuring of the Peer Group in fiscal year 2012 to improve industry and size comparability while also reducing overall dispersion. In addition, four new retail companies were added, thereby broadening the Peer Group outside of the restaurant industry to reflect the broader talent pool from which the Company recruits its executives.

When reviewing and assessing executive compensation levels relative to the Peer Group, the Compensation Committee uses the following general guidelines, which were modified in fiscal year 2012 to reflect the adoption of a pay positioning strategy that seeks to target compensation opportunities at the 50th percentile:

Desired
Pay Element	Positioning (1)	Actual Positioning
Base Salary	50th Percentile	Up to 75th percentile for unique skills and/or long tenure
Target Short-Term Incentive	50th Percentile	For achieving target performance expectations (budget)
Target Total Cash (Salary + Target STI)	50th Percentile	Actual total cash compensation will vary based on performance
Target Long-Term Cash and Equity Incentives (LTI)	50th Percentile	For achieving target performance and/or median total shareholder returns
Target Total Direct (Total Cash + Target LTI)	50th Percentile	Actual total direct compensation will vary based on performance

--------------------

(1)

Did not apply to the Chief Executive Officer’s compensation in fiscal years 2010, 2011, or 2012. For fiscal years 2010 and 2011, Mr. Beall’s compensation was governed by the terms of his employment agreement with the Company which ended in January 2010. For fiscal year 2012, the Compensation Committee left Mr. Beall’s compensation at the same level as prior years.

Desired positioning (i) serves as a general guideline for managing overall pay decisions relative to market benchmarks, with individual executive pay decisions also based on a variety of other considerations, such as performance, long-term potential, and tenure; and (ii) yields target pay at the 50th percentile and actual pay that will be either below or above the 50th percentile based on the Company’s financial and stock price performance.

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These guidelines apply to the target compensation levels for achieving target performance goals and reflect the Company’s desired emphasis on superior pay for superior performance. However, if the Company does not achieve its target performance goals, then actual compensation levels will be below target, which was the case for actual compensation in fiscal years 2011 and 2012.

In addition to the desired positioning of compensation relative to the Peer Group, the Compensation Committee considers a variety of other relevant factors including the executive’s experience, tenure, roles and responsibilities, and the importance of the role relative to the Company’s short-term and long-term success. In considering these factors, the Compensation Committee relies on its overall judgment and does not use a specific formula or weighting of the various factors.

In terms of the mix of compensation elements, the Company seeks to achieve an appropriate balance between fixed and variable compensation and between short-term and long-term incentives, with a goal of having such total compensation being appropriately competitive with respect to our Peer Group. For fiscal year 2012, the targeted compensation structure for the Chief Executive Officer was approximately 20% fixed (base salary) and 80% variable pay (short-term and long-term incentives). For the other Named Executives’ target pay mix was slightly less than 50% fixed (base salary) and 50% or more variable (short-term and long-term incentives). This target pay mix is aligned with the Company’s performance-based pay philosophy, is similar to the target pay mix of the Peer Group, and, as discussed below in the section entitled, “Analysis of Risk Associated with Executive Compensation Plans,” is not believed to encourage “excessive risk taking.”

In addition to the key components, the Company sponsors an executive retirement plan and a deferred compensation plan and provides certain other benefits to executives of the Company, including an executive severance plan as further discussed below.

Key Components of Compensation

Base Salary

A portion of each executive’s compensation is comprised of base salary because the Compensation Committee believes it is appropriate to provide predictability and a fixed, liquid component in the compensation package. Individual base salaries are based on a number of considerations, including time in the position and individual performance.

Base salaries for executives are set by the Compensation Committee at its meeting typically held in July. Any modifications made at that meeting are implemented retroactively to the first day of the then-current fiscal year. Adjustments to base salaries and salary ranges reflect the Compensation Committee’s assessment of average movement in the competitive market, as well as improvement in individual performance. The Compensation Committee is free to set executive base salaries at a level deemed appropriate for the individual executive and his or her position.

The most recent competitive market study prepared by Pearl Meyer & Partners concluded that the Named Executives’ base salaries were above the 50th percentile. Accordingly, no salary increases were provided for fiscal year 2012. Furthermore, as discussed in greater detail in the “Long-Term Incentive Compensation” section below, equity grant values for fiscal year 2012 were lowered in order to offset the higher base salaries and achieve positioning of total direct compensation closer to the 50th percentile.

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Annual Cash Incentive Compensation

The Company’s annual incentive plan directly links annual cash incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. It provides cash compensation to the Named Executives to the extent that these goals are met.

Annual cash incentive plans are established by the Compensation Committee for all executives of the Company, including the Chief Executive Officer and the Named Executives, whose incentives were determined pursuant to the 2010 Executive Incentive Plan. In determining these plans, the Compensation Committee considers each executive’s respective organizational level and responsibilities, as well as competitive market practices.

Corporate performance goals are established by the Compensation Committee near the beginning of each fiscal year. These goals are closely aligned with our overall business strategy of maximizing financial return to shareholders, prudently investing capital, and increasing the Company’s sales and are designed to emphasize those areas in which the Compensation Committee wishes to incent executive performance. In setting the performance goals, the Compensation Committee attempts to provide targets that are ambitious but achievable. The Compensation Committee retains the discretion to adjust performance metrics based on a number of factors, including infrequently and/or nonrecurring events affecting the Company or its financial statements or changes in law or accounting. In making such adjustments, however, the Compensation Committee considers whether the changes would cause any portion of an award to be nondeductible under Section 162(m) of the Internal Revenue Code as described more fully in the “Deductibility of Executive Compensation” section of this Proxy Statement. Under the 2010 Executive Incentive Plan, the Compensation Committee retains the discretion to reduce any award by as much as 25% for any reason.

For fiscal year 2012, the performance metrics for executives and certain eligible employees of the Company’s Restaurant Support Center were: (i) same-restaurant sales performance; (ii) Adjusted EBITDA achievement; and (iii) achievement of corporate objectives relating to guest perception and experience scores, cost-savings measures, and implementation of new revenue generating initiatives to grow guest check average.5

Bonus Goal Details

Measure and payout by percent of target	Entry (25%)	Entry Plus (50%)	Target (100%)	Target Plus (125%)	Maximum (150%)
2012 Corporate Objectives- 3 goals, equal weighting (together, 25% of value)	1 Goal Achieved	2 Goals Achieved	3 Goals Achieved	N/A	N/A
2012 same-restaurant sales (37.5% of value)	-2.5%	-0.9%	0.75%	2.4%	4.00%
2012 Adjusted EBITDA (37.5% of value)	$120,000	$130,000	$140,000	$150,000	$160,000

For fiscal year 2012, the Company reported same-restaurant sales decline of 4.5%, and Adjusted EBITDA as calculated under the formula set by the Compensation Committee was $109.4 million. With respect to corporate objectives, management implemented new cost savings of $11.5 million; improved Brand

____________________

5	When the Compensation Committee approved the performance goals for fiscal year 2012, the formula for determining whether the performance goal had been achieved provided for adjustments to allow the Compensation Committee to disregard the impact of charges related to (i) the adoption of new tax or accounting rules; (ii) certain high-level strategic initiatives of the Company; and (iii) external events beyond the control of the Company.

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Tracker scores for perception and experience from baseline scores of 29% and 46%, respectively, to scores of 30.5% for perception and 52% for experience; and, implemented revenue generating initiatives that increased average annual guest check by $0.36. The Compensation Committee determined the targets for each performance metric with the intention that they would be difficult to meet, based on analysis of recent Company performance and the economic environment in general.

For Named Executives, annual incentive compensation awards were based on the following, depending on the structure of the individual executive’s incentive award:

	Percentage of Base Salary
Name	Entry	Entry Plus	Target	Target Plus	Maximum
S. E. Beall, III, Chairman, CEO and President	25%	50%	100%	119%	138%
M. N. Duffy, SVP–CFO	15%	30%	60%	71%	83%
D. P. Dillon, Jr., EVP–BD	15%	30%	60%	71%	83%
K. S. Grant, EVP–Operations	20%	40%	80%	95%	110%
N. N. Ibrahim, SVP–CTO	15%	30%	60%	71%	83%
R. F. LeBoeuf, SVP–CPO	13%	25%	50%	59%	69%

Performance for fiscal year 2012 measured against the performance goals resulted in payment of $604,606 in short-term cash incentive compensation to these Named Executives. The cash incentives earned for fiscal year 2012 represented 25% of the target annual cash incentive for the Named Executives.

The target performance goals for fiscal year 2013 focus on same-restaurant sales and Adjusted EBITDA and, as with those for fiscal year 2012, are, in the view of the Compensation Committee, difficult to meet. These goals are designed to encourage, and accordingly reward to the extent achieved, strong performance by the Company.

Long-Term Incentive Compensation

All long-term incentive awards have been granted under the Company’s shareholder-approved 1996 Stock Incentive Plan (the “1996 SIP”) or 2003 Stock Incentive Plan, as amended (the “2003 SIP”), which permit grants of equity awards and cash incentives to officers and employees. Equity awards are the Company’s primary long-term incentive for executives and are intended both as a reward for positive long-term decisions and as a retention tool for the Company. In the past, the Company has favored stock options over restricted stock. However, as the casual dining sector of the restaurant industry has matured, it has become increasingly competitive. These market conditions led the Company to transition its equity-award philosophy away from 100% stock options to a position that is more focused on a blend of stock options, performance-based restricted stock, and performance-based cash incentives for the Chief Executive Officer and a blend of service-based restricted stock, performance-based restricted stock, and performance-based cash incentives for the other Named Executives.

The 2003 SIP was amended in fiscal year 2012 to provide for, among other things:

  updated performance criteria;
  prohibitions against re-pricing or buyouts of options and so-called reload option grants;
  prohibitions against payment of dividends or dividend equivalent rights until the other equity rights to which they relate vest;
  a six-month holding requirement after the vesting of restricted shares, subject to certain exceptions and a carve out to permit use of some shares to satisfy tax withholding obligations;
  a minimum 30-month vesting period for restricted stock not subject to a performance condition;
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  a minimum one-year vesting period for performance-based restricted stock; and
  elimination of the ability to grant cash awards for the purpose of offsetting an award recipient’s tax implications.

For equity awards to Named Executives, other than the Chief Executive Officer, in fiscal year 2012 (granted in August 2011), approximately one-third of each Named Executive’s grant value was provided in the form of service-based restricted stock, one-third performance-based restricted stock, and the remaining one-third grant value was delivered in the form of performance-based cash incentives. For the Chief Executive Officer, one-third of the value was delivered in the form of stock options, one-third in performance-based restricted stock, and one-third in performance-based cash incentives. This mix was selected to effectively balance the primary objectives of the long-term incentive program – shareholder alignment, performance linkage, and retention. The Compensation Committee reviews the grant mix each year, and reserves the right to alter the grant mix based on the relevant facts and circumstances leading up to each year’s grant. Such facts and circumstances include the varying weight of the objectives identified above as well as variables such as prevailing economic conditions, the overall pay-for-performance relationship, the number of shares available for grant under the shareholder-approved equity plan, the resulting aggregate grant rate for the Company, and the Company’s ability to set reasonable multi-year performance goals.

In setting the annual long-term incentive grant values, the Compensation Committee considers each executive’s total compensation opportunity relative to the market information provided by Pearl Meyer & Partners, as well factors such as the Company’s performance, the individual’s performance, total equity grants to all participants, the impact on share availability under the shareholder-approved equity plan, and the accounting cost. Based on these considerations, the Compensation Committee approved the following grant values and corresponding grant levels for fiscal year 2012 under a value-based grant mix of one-third service-based restricted shares, one-third performance-based restricted shares and one-third performance-based cash incentives for the Named Executives, other than the Chief Executive Officer, and one-third stock options, one-third performance-based restricted shares and one-third performance-based cash incentives for the Chief Executive Officer:

			Service-	Performance-
		Stock	Based	Based	Performance-
	Target Grant	Options	Restricted	Restricted	Based Cash
Name	Value ($)	(#)	Stock (#)	Stock (#)	($)
S. E. Beall, III, Chairman,	3,493,000	252,899	N/A	147,946	1,164,333
CEO and President (1)
M. N. Duffy, SVP–CFO	450,000	N/A	19,060	19,060	150,000
D. P. Dillon, Jr., EVP–BD	350,000	N/A	14,824	14,824	116,667
K. S. Grant, EVP–Operations	750,000	N/A	31,766	31,766	250,000
N. N. Ibrahim, SVP–CTO	275,000	N/A	11,648	11,648	91,667
R. F. LeBoeuf, SVP–CPO	150,000	N/A	6,353	6,353	50,000

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(1)	Because Mr. Beall’s eligibility for retirement under the Company’s Executive Supplemental Pension Plan would trigger immediate vesting of a service-based restricted stock award should he choose to retire, IRS rules render the award taxable at the time of grant. Therefore, the Company’s Compensation Committee chose to deliver the award in the form of stock options.

Given the mix of equity awards granted, certain levels of Company performance, stock price appreciation, and continued service were required before the realizable value to the Named Executives would be equal to the targeted grant values.

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Stock Options. The 2012 stock options were granted with an exercise price equal to the fair market value of the Company’s stock on the day prior to the grant date, vest at the rate of one-third per year on the anniversary of the fiscal year, or earlier under certain events such as death, disability, or retirement, and expire seven years from the grant date. The number of options was determined by taking one-third of the target grant value and dividing by the Black-Scholes value of a stock option.

Service-Based Restricted Stock. The 2012 service-based restricted stock vests 30 months from the first day of the fiscal year (cliff vesting), or earlier under certain events such as death, disability, or attainment of a certain age or satisfaction of the “Rule of 90” under the Company’s Executive Supplemental Pension Plan (the “ESPP”), and is further subject to a six-month holding period. The number of shares was determined by taking one-third of the target grant value and dividing by the closing stock price of the Company’s stock on the day before the grant date.

Performance-Based Restricted Stock and Performance-Based Cash Incentives. The fiscal year 2011 performance-based restricted stock and performance-based cash incentives were tied to the same fiscal year 2012 performance targets for Adjusted EBITDA and corporate objectives as used in the annual short-term cash incentive compensation with 75% of the maximum number of shares that could be earned subject to the Adjusted EBITDA performance target and 25% of the maximum number of shares that could be earned subject to the corporate objectives target.

Similar to results for achievement of goals attributable to short-term cash incentive compensation, no performance shares or performance cash incentives were earned in connection with the Adjusted EBITDA performance target, while the target number of shares and cash incentives attributable to the corporate objectives target were earned by the Named Executives. These shares and cash incentives represented 25% of the targeted level of the initial grant. The same performance measures and goals were used for the short-term and long-term incentive plans because they reflect the key priorities and desired results for the year. Although the performance-based shares are earned based on the same one-year performance period as the short-term incentive plan, the additional vesting schedule and holding period provides additional performance and retention strength linked to our stock price performance. Earned shares and cash incentives will vest 30 months from the first day of fiscal year 2012, or earlier under certain events such as death, disability, attainment of a certain age or satisfaction of the “Rule of 90” under the ESPP, and are further subject to a six-month holding period.

Retention Equity Awards

In April 2012, the Compensation Committee granted shares of service-based restricted stock with a fair market value as of the date of the award of $1 million to each of Mr. Dillon and Ms. Grant to enhance the retentive effect of their equity compensation. These shares are scheduled to vest in one-third increments beginning on October 4, 2015 and fully vesting on or after October 4, 2017. Notwithstanding the forgoing, the shares may vest earlier upon the occurrence of (i) an involuntary termination of employment without Cause (as defined in the form of award) that occurs subsequent to any Change in Control (also defined in the form of award); or (ii) upon the occurrence of a Change in Control, if as a result of the Change in Control, the shares of stock subject to the retention grant cease to be securities registered under Section 12 of the Exchange Act. Once the shares vest, they are further subject to a six-month holding period.

Executive Stock Ownership Requirements

The Company believes that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders. To reinforce this philosophy, ownership requirements for

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Common Stock have been developed for the Company’s top executives. The following requirements apply to various organizational levels: Chief Executive Officer, 100,000 shares; Executive Vice Presidents, 50,000 shares; Senior Vice Presidents, 15,000 shares; and certain Vice Presidents, 5,000 shares. These objectives may be accomplished through the receipt of awards of restricted shares, the exercise of stock options, other stock incentives, open market purchases by the executives on his or her own behalf or by a spouse or on behalf of children under age 21, or through participation in the Company’s Predecessor Plan.

Ruby Tuesday, Inc. Severance Pay Plan

In July 2010, the Company adopted the Ruby Tuesday, Inc. Severance Pay Plan (“Severance Plan”). This plan is an ERISA plan designed to provide severance benefits at two times base salary to certain executive level employees of the Company in the event that their employment is (i) involuntarily terminated, without cause, due to the elimination of their position or an announced corporate downsizing; (ii) voluntarily terminated due to the material reduction of the executive’s base salary or annual rate of bonus potential; or (iii) by mutual agreement with the Company, in each case subject to certain disqualifying circumstances. The purpose of the Severance Plan is to attract and retain key executive talent and remain competitive with our industry peers.

Effective January 5, 2011, the Severance Plan was amended to include a non-compete covenant that will obligate any eligible employee who accepts benefits under the Severance Plan to refrain from performing services of any type for certain of the Company’s competitors for a period of one year from the employee’s last date of employment.

As discussed in greater detail in the “Severance Plan” paragraph in the “Potential Payments Upon Termination or Change In Control” section of this Proxy Statement, Ms. Duffy and Mr. Ibrahim received payments pursuant to the Severance Plan in fiscal year 2012.

Executive Compensation Clawback Policy

In July 2010, the Company adopted an Executive Compensation Clawback Policy for the purpose of recovering any compensation, whether already paid or calculated to be paid, granted to an executive of the Company as a result of material noncompliance with financial reporting requirements that results in a restatement of the Company’s financial results, to the extent that such compensation is attributable to the erroneous financial data in excess of what would have been paid under the accounting restatement. The recovery period pursuant to the policy is up to three years preceding the date on which the Company is required to prepare the accounting restatement.

Other Benefits

Executive Supplemental Pension Plan

Eligible Named Executives of the Company participate in the ESPP. The ESPP is a nonqualified, unfunded, defined-benefit retirement plan for selected employees. As a condition of entry into the ESPP, future participants generally must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP. Benefits payable under the ESPP are reduced by the amount of benefits payable to a participant in the Retirement Plan.

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Retirement Plan

The Company sponsors the Morrison Retirement Plan (the “Retirement Plan”). Under the Retirement Plan, participants are entitled to receive benefits based on salary and length of service. The Retirement Plan was frozen as of December 31, 1987, so that no additional benefits have accrued, and no new participants have been permitted since that date. The Retirement Plan is a tax-qualified, funded, defined-benefit plan. Benefits payable under the Retirement Plan reduce the amount of benefits payable to a participant in the ESPP, as described above.

Deferred Compensation Plan

The Company does not offer top executives the opportunity to participate in the Company’s 401(k) Plan. Instead, the Company maintains the Predecessor Plan and the 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) under which eligible employees currently may elect to defer up to 50% of their annual base compensation to a maximum generally of $17,000 annually. Deferrals made prior to 2005 were made under the Predecessor Plan and deferrals in 2005 and later are made under the Deferred Compensation Plan. Effective as of January 1, 2007, the Company ceased making a matching contribution for executives who hold a position of Senior Vice President or above and who participate in the ESPP. Effective January 1, 2009, for other eligible participants, the Company makes a matching contribution according to a sliding scale based on achievement of a same-restaurant sales performance factor and on years of service.

Long-Term Disability Insurance Program

The Company sponsors a group long-term disability plan for all full-time employees. This plan provides a benefit of 60% of the employee’s income up to a maximum of $10,000 per month. This coverage is paid for by the employee.

Beginning in February 2011, the Company secured additional long-term disability coverage for certain executives who would not receive a benefit of 60% of their income because of the $10,000 maximum benefit. Specifically, the executive coverage provides an initial $5,000 benefit and then the group policy provides up to $10,000 to reach the 60% income replacement goal. The Named Executives have coverage in addition to the group policy to reach the 60% income replacement level. The executive long-term disability coverage is delivered through individual policies for which the Company pays the premiums until the coverage terminates at either retirement or separation from service.

Perquisites

In fiscal year 2012, the Company maintained one airplane for business travel by the Company’s employees. In addition to business travel, the Board of Directors has expressed a preference for the Chief Executive Officer and his family and, upon the approval of the Chief Executive Officer, other executives and their families, to use the Company’s airplane for personal travel. The Chief Executive Officer and other executives are required to pay the Company in advance of such travel in an amount equal to the incremental cost to the Company for such flights.

Relocation Assistance

In fiscal year 2011, we hired Mr. Dillon as Senior Vice President – Brand Development with responsibility for our business strategies related to growth and management of our multiple brands and enhancing the efficacy of our marketing and promotional initiatives. As an incentive for Mr. Dillon to join the Company, and in light of market conditions existing in the Florida real estate market, we reimbursed him for certain costs related to his relocation to Tennessee from Florida, including expenses related to

31

moving household goods and an amount equal to the difference between the price the Company paid to Mr. Dillon to purchase his house and the fair market value of the house, which was determined subsequent to the sale.

Chief Executive Officer Compensation

Mr. Beall’s base salary is computed pursuant to recommendations from the Compensation Committee, which took into consideration competitive market data. For fiscal year 2010, Mr. Beall agreed to a decrease in both his base salary and his target annual incentive, despite the increase provided for in his employment agreement, which ended in January 2010. For fiscal years 2011 and 2012, the Compensation Committee decided to keep Mr. Beall’s base salary at the fiscal year 2010 level. The decrease for fiscal year 2010 and the lack of increase for fiscal years 2011 and 2012 were implemented in order to keep his base salary in line with the Company’s compensation strategy.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million, unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends on a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. In order to preserve the Company’s ability to deduct certain performance-based compensation under Section 162(m) of the Internal Revenue Code, the Company has previously obtained shareholder approval for the 2010 Executive Incentive Plan and the performance targets contained in the 2003 SIP. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m) of the Internal Revenue Code, the Compensation Committee, in structuring compensation programs for the Company’s top executive officers, intends to give strong consideration to the deductibility of awards.

Analysis of Risk Associated with Executive Compensation Plans

In setting compensation, the Compensation Committee also considers the risks to shareholders and to achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Company believes that its executive compensation plans are appropriately structured and do not encourage executives to take unnecessary and excessive risks.

The following elements of our executive compensation plans and policies were considered when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

  We set performance goals that we believe are reasonable in light of past performance and market conditions.
  We use a blend of restricted stock and performance cash awards, because restricted stock retains value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options “in-the-money.”
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  The time-based vesting over 30 months plus the addition of a six-month holding period for our long-term equity incentive awards, even after achievement of any performance criteria, ensures that our executives’ interests align with those of our shareholders for the long-term performance of the Company.
  Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.
  As described in further detail above, our executive stock ownership policy requires our executives to hold certain levels of stock, not options, and restricted stock, which aligns a portion of their personal wealth to the Company’s long-term performance.
  As described in further detail below, we adopted a clawback policy in fiscal year 2011 pursuant to which the Company may recover any incentive compensation that was received as a result of a material misstatement of our financial statements. We intend to review our policy once the SEC and NYSE implement rules, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section of this Proxy Statement be included in this Proxy Statement for filing with the SEC.

This report is submitted by the Compensation Committee, the current members of which are named below.

Stephen I. Sadove (Chair)
Steven R. Becker
Kevin T. Clayton

2012 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of the Named Executives during fiscal years 2012, 2011, and 2010.

								Change in
								Pension Value
								and
							Non-Equity	Nonqualified
Name and				Stock		Option	Incentive Plan	Deferred	All Other
Principal		Salary ($)	Bonus	Awards		Awards	Compensation	Compensation	Compensation
Position	Year	(1)	($) (2)	($) (3)		($) (3)	($) (4)	Earnings ($) (5)	($) (6)	Total ($)
S. E. Beall, III,	2012	1,100,000	-	659,268	(7)	1,162,155	566,083	38,113	14,647	3,540,266
Chairman, CEO	2011	1,100,000	-	1,164,332	(7)	2,328,250	-	25,886	14,647	4,633,115
and President	2010	1,100,000	-	2,328,662	(7)	1,164,345	1,691,741	373,089	14,647	6,672,484
M. N. Duffy, (8) SVP–CFO	2012	430,560	-	158,436	(7)	-	102,084	374,047	865,254	1,930,381
	2011	430,560	-	215,331	(7)	430,591	-	240,539	2,043	1,319,064
	2010	430,560	-	430,661	(7)	215,335	439,402	426,307	2,043	1,944,308
D. P. Dillon, Jr.,	2012	400,000	-	1,145,829	(7)	-	89,167	-	207,714	1,842,710
EVP-BD	2011	332,628	-	135,000	(7)	269,949	-	-	426,421	1,163,998
K. S. Grant, EVP-Operations	2012	465,750	-	1,312,496	(7)	-	155,650	433,879	2,413	2,370,188
	2011	465,750	-	388,004	(7)	775,859	-	275,556	1,033	1,906,202
	2010	465,750	-	776,006	(7)	388,002	633,753	389,894	1,033	2,654,438

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								Change in
								Pension Value
								and
							Non-Equity	Nonqualified
Name and				Stock		Option	Incentive Plan	Deferred	All Other
Principal		Salary ($)	Bonus	Awards		Awards	Compensation	Compensation	Compensation
Position	Year	(1)	($) (2)	($) (3)		($) (3)	($) (4)	Earnings ($) (5)	($) (6)	Total ($)
N. N. Ibrahim, (8) SVP–CTO	2012	430,560	-	105,124	(7)	-	84,333	287,697	877,765	1,785,479
	2011	430,560	-	143,667	(7)	287,279	-	217,867	11,654	1,091,027
	2010	430,560	-	287,335	(7)	143,669	439,402	267,238	11,654	1,579,858
R F. LeBoeuf, SVP-CPO	2012	403,650	-	62,498	(7)	-	62,956	386,513	5,609	921,226
	2011	403,650	-	80,669	(7)	161,303	-	284,648	3,593	933,863
	2010	403,650	-	161,328	(7)	80,669	343,283	450,529	3,593	1,443,052

--------------------

(1)	Represents actual base salary payments made to the Named Executives in fiscal years 2012, 2011, and 2010. Mr. Dillon became an employee of the Company on July 23, 2010 and therefore he was not an employee of the Company for all of fiscal year 2011 and was not a Named Executive in fiscal year 2010. Mr. Dillon’s annualized salary for fiscal year 2011 was $400,000.

(2)	Represents non-performance-based guaranteed cash payments. In fiscal years 2012, 2011, and 2010, no non- performance-based guaranteed cash payments were made to any Named Executive, as all cash incentives were performance-based and reflected in the column titled “Non-Equity Incentive Plan Compensation.”

(3)	Represents the grant date fair value of the equity awards as determined in accordance with GAAP. The Company calculates the grant date fair value of stock awards as the closing value of Common Stock on the date prior to the grant date. All Named Executives received stock awards in fiscal year 2012 which had an original grant date fair value of $7.87 per share. In addition, Mr. Dillon and Ms. Grant received a stock award in fiscal year 2012 which had a grant date fair value of $9.06 per share. The stock awards awarded in fiscal years 2011 and 2010 have an original grant date fair value of $9.39 and $6.58 per share, respectively. The grant date fair value reflected for stock awards is based on those restricted shares that are expected to vest. The Company calculates the grant date fair value of stock options using a Black-Scholes option pricing model. The assumptions used in calculating the grant date fair value of the stock option awards are described below:

	Interest	Volatility	Dividend	Expected Term
Grant Date	Rate (%)	(%)	Yield (%)	(Years)
August 23, 2011	0.6	79.4	0.0	4.0
August 23, 2011	0.8	75.5	0.0	4.5
August 23, 2011	1.0	72.0	0.0	5.0
July 21, 2010	1.3	77.0	0.0	4.0
July 21, 2010	1.5	73.1	0.0	4.5
July 21, 2010	1.7	70.0	0.0	5.0
July 7, 2009	2.0	72.9	0.0	4.0
July 7, 2009	2.2	69.1	0.0	4.5
July 7, 2009	2.4	66.4	0.0	5.0

Additionally, the assumptions used in calculating the grant date fair value of these awards are disclosed in Note 11 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 5, 2012.

(4)	For fiscal year 2012, amounts represent short-term incentive compensation payouts under the 2010 Executive Incentive Plan and fiscal year 2012 performance-based cash awards under the 2003 SIP. For fiscal year 2011, amounts represent payouts under the 2010 Executive Incentive Plan. For fiscal year 2010 amounts represent payouts under the 2006 Executive Incentive Plan for Mr. Beall and the Cash Bonus Plan as in effect for fiscal year 2010 for the other Named Executives. Further discussion of the 2010 Executive Incentive Plan and non- equity incentive awards for the Named Executives can be found in the “Annual Cash Incentive Compensation” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(5)	Represents the actuarial increase during fiscal years 2012, 2011, and 2010 in the pension value provided under pension plans only, as the Company does not pay above-market or preferential earnings on non-qualified deferred compensation.

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(6)	All Other Compensation is as follows:

	Executive
	Life	Accidental	Long-Term	Post-
	Insurance	Death &	Disability	Employment	Relocation-
	Premiums	Dismemberment	Premiums	Payments	Related
Name	($) (a)	Premiums ($)	($)	($) (b)	Costs ($) (c)	Total ($)
S. E. Beall, III	14,215	432	-	-	-	14,647
M. N. Duffy	1,611	432	2,091	861,120	-	865,254
D. P. Dillon, Jr.	-	-	1,732	-	205,982	207,714
K. S. Grant	601	432	1,380	-	-	2,413
N. N. Ibrahim	11,222	396	5,027	861,120	-	877,765
R. F. LeBoeuf	3,161	432	2,016	-	-	5,609

(a)	The Company maintains an Executive Life Insurance Plan (“ELIP”) which provides participants with a life insurance benefit equal to four times their projected annual base salary at age 60. Under the ELIP, the Company purchases a term life insurance policy in each participant’s name and pays the premium on such policy during the participant’s employment with the Company. At retirement, the participant may choose to assume payment of the premium to continue the coverage. The Company also provides a group Accidental Death & Dismemberment policy for executives who participate in the ELIP. This policy provides for coverage in the amount of four times base salary up to a maximum of $1 million. The Company pays the premiums on this policy until coverage terminates at either retirement or separation from service.

(b)	Post-employment payments represent amounts of two times base salary paid or accrued in connection with the Named Executive’s termination of employment. Ms. Duffy and Mr. Ibrahim each received payments under the Company’s Severance Plan equal to two times their base salaries in connection with their departures from the Company during fiscal year 2012.

(c)	Relocation-related compensation was provided to Mr. Dillon as an incentive for him to join the Company and to reimburse him for certain costs resulting from that decision. Amount represents a payment that was measured as the difference between what the Company paid Mr. Dillon to purchase his home and a later-estimated fair market value of the home.

(7)	Included within the stock awards for fiscal year 2012 are amounts for restricted stock that have satisfied certain performance criteria and are expected to vest. The amounts earned and the maximum potential payout for the performance-based restricted stock are as follows:

	Included in Table	Maximum Potential
Name	Above ($)	Payout ($)
S. E. Beall, III	659,268 *	1,600,955
M. N. Duffy	31,687	174,277
D. P. Dillon, Jr.	29,166	160,414
K. S. Grant	62,500	343,754
N. N. Ibrahim	21,025	115,628
R. F. LeBoeuf	12,500	68,744

*	Based on fiscal year 2012 performance measured as of August, 2012, 36,986 shares, representing a grant date fair value of $291,080, will vest, rather than the 83,770 shares that were originally estimated to vest.

(8)	Mr. Ibrahim separated employment with the Company on May 17, 2012 and Ms. Duffy retired on June 5, 2012.

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GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012

The following table summarizes information about potential payouts of incentive compensation awarded under the 2010 Executive Incentive Plan, stock options, service-based restricted stock granted, performance-based restricted stock and performance-based cash awards to the Named Executives during fiscal year 2012.

									All Other	All Other
									Stock	Option			Grant
									Awards:	Awards:	Exercise	Closing	Date Fair
									Number	Number of	or Base	Price	Value of
									of Shares	Securities	Price of	on Date	Stock and
		Estimated Future Payouts Under Non-				Estimated Future Payouts Under			of Stock	Underlying	Option	of	Option
		Equity Incentive Plan Awards				Equity Incentive Plan Awards (3)			or Units	Options (8)	Awards (9)	Grant	Awards (10)
	Grant	Threshold	Target	Maximum		Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($/Sh)	($)
Name	Date	($)	($)	($)
S. E. Beall, III	08/23/11	275,000	1,100,000	1,512,500	(1)
	08/23/11	291,083	1,164,333	1,600,958	(2)
	08/23/11					36,986	147,946	203,425					659,268
	08/23/11									252,899	7.87	8.28	1,162,155
M. N. Duffy	08/23/11	64,584	258,336	355,212	(1)
	08/23/11	37,500	150,000	206,250	(2)
	08/23/11					4,765	19,060	26,207					31,687
	08/23/11								19,060 (4)				126,749
D. P. Dillon, Jr.	08/23/11	60,000	240,000	330,000	(1)
	08/23/11	29,167	116,667	160,417	(2)
	08/23/11					3,706	14,824	20,383					29,166
	08/23/11								14,824 (5)				116,665
	04/04/12								110,375 (6)				999,998
K. S. Grant	08/23/11	93,150	372,600	512,325	(1)
	08/23/11	62,500	250,000	343,750	(2)
	08/23/11					7,942	31,766	43,679					62,500
	08/23/11								31,766 (5)				249,998
	04/04/12								110,375 (6)				999,998
N. N. Ibrahim	08/23/11	64,584	258,336	355,212	(1)
	08/23/11	22,917	91,667	126,042	(2)
	08/23/11					2,912	11,648	16,015					21,025
	08/23/11								11,648 (7)				84,099
R.F. LeBoeuf	08/23/11	50,456	201,825	277,509	(1)
	08/23/11	12,500	50,000	68,750	(2)
	08/23/11					1,588	6,353	8,735					12,500
	08/23/11								6,353 (5)				49,998

--------------------

(1)	Represents the potential payout range as established under the 2010 Executive Incentive Plan. The payout ranges for fiscal year 2012 under the 2010 Executive Incentive Plan are from 25% to 137.5% of base salary for Mr. Beall, 20% to 110% of base salary for Ms. Grant, 12.5% to 68.75% for Mr. LeBoeuf and 15% to 82.5% of base salary for the other Named Executives. Further discussion of the 2010 Executive Incentive Plan and non- equity incentive awards for the Named Executives can be found in the “Annual Cash Incentive Compensation” section of the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual fiscal year 2012 payout can be found in the column titled “Non-Equity Incentive Plan Compensation” in the “2012 Summary Compensation Table” section of this Proxy Statement.

(2)	Represents the potential payout range of performance-based cash awards granted in fiscal year 2012. Awards vest based on the attainment of Adjusted EBITDA goals and achieving certain corporate objectives for fiscal year 2012. The maximum payout under the Adjusted EBITDA performance goal is 150% of the target award. Further discussion of performance-based cash awards for the Named Executives can be found in the “Long- Term Incentive Compensation” section of the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual fiscal year 2012 payout can be found in the column titled “Non-Equity Incentive Plan Compensation” in the “2012 Summary Compensation Table” section of this Proxy Statement.

(3)	Represents the potential payout range of performance-based restricted stock granted in fiscal year 2012. Awards vest based on the attainment of Adjusted EBITDA goals and achieving certain corporate objectives for fiscal year 2012. The maximum payout under the Adjusted EBITDA performance goal is 150% of the target award; however, the total payout may not exceed the initial number of restricted shares awarded to each Named Executive. In addition to the performance conditions, the Named Executives, other than the Chief

36

Executive Officer, must satisfy a service condition in order for the award to vest. Further details on the vesting criteria of these awards can be found in the “Outstanding Equity Awards at Fiscal Year-End For 2012” section of this Proxy Statement.

(4)	Amount represents a service-based restricted stock award granted to Ms. Duffy. The award early vested on June 5, 2012 in accordance with the terms of the award. The award was initially scheduled to cliff vest on December 1, 2013.

(5)	Amounts represent service-based restricted stock awards which will cliff vest on December 1, 2013.

(6)	Amounts represent service-based restricted stock awards which will vest in three annual installments on October 4, 2015, October 4, 2016, and October 4, 2017.

(7)	Amount represents a service-based restricted stock award granted to Mr. Ibrahim. The award early vested on May 17, 2012 in accordance with the terms of the award.

(8)	Represents nonqualified stock options granted with a seven-year term. The award vests in three annual installments beginning June 5, 2012.

(9)	Represents the closing stock price of our Common Stock on August 22, 2011, the day before the grant date.

(10)	Represents the grant date fair value of the equity awards expected to vest. The assumptions used in calculating the grant date fair value of these awards are disclosed in Note 11 to the consolidated financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended June 5, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2012

The following table summarizes information as of June 5, 2012 about the Named Executives’ exercisable stock options, unexercisable stock options, unvested performance-based restricted stock for which the performance criteria have already been measured, and unvested service-based restricted stock.

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market or
	Number of	Number of					Number of	Payout Value
	Securities	Securities					Unearned	of Unearned
	Underlying	Underlying			Number of	Market Value	Shares, Units	Shares, Units
	Unexercised	Unexercised			Shares or Units	of Shares or	or Other	or Other
	Options	Options	Option	Option	of Stock That	Units of Stock	Rights That	Rights That
	Exercisable	Unexercisable	Exercise	Expiration	Have Not	That Have Not	Have Not	Have Not
Name	(#)	(#) (1)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
S. E. Beall, III	201,884		18.44	12/18/12	36,986 (2)	251,505
	376,884		7.82	04/02/13
	99,998		7.00	07/18/13
	105,308		6.58	07/07/16
	105,308		6.58	07/07/16
	105,307		6.58	07/07/16
	143,215		9.39	07/21/17
	143,214		9.39	07/21/17
	84,300		7.87	08/23/18
		143,214	9.39	07/21/17
		84,300	7.87	08/23/18
		84,299	7.87	08/23/18
M. N. Duffy	60,241		7.82	04/02/13	4,765 (2)	32,402
	15,369		7.00	07/18/13
	19,476		6.58	07/07/16
	19,476		6.58	07/07/16
	19,475		6.58	07/07/16
	26,487		9.39	07/21/17
	26,486		9.39	07/21/17
	26,486		9.39	07/21/17

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	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market or
	Number of	Number of					Number of	Payout Value
	Securities	Securities					Unearned	of Unearned
	Underlying	Underlying			Number of	Market Value	Shares, Units	Shares, Units
	Unexercised	Unexercised			Shares or Units	of Shares or	or Other	or Other
	Options	Options	Option	Option	of Stock That	Units of Stock	Rights That	Rights That
	Exercisable	Unexercisable	Exercise	Expiration	Have Not	That Have Not	Have Not	Have Not
Name	(#)	(#) (1)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
	16,605		9.39	07/21/17	14,377 (5)	97,764
D. P. Dillon,	16,605		9.39	07/21/17	3,706 (2)	25,201
Jr.		16,605	9.39	07/21/17	14,824 (6)	100,803
					110,375 (7)	750,550
	25,820		7.00	07/18/13	19,655 (3)	133,654
	35,093		6.58	07/07/16	58,967 (4)	400,976
	35,092		6.58	07/07/16	41,321 (5)	280,983
K. S. Grant	35,092		6.58	07/07/16	7,942 (2)	54,006
	47,725		9.39	07/21/17	31,766 (6)	216,009
	47,724		9.39	07/21/17	110,375 (7)	750,550
		47,724	9.39	07/21/17
	12,910		7.00	07/18/13	2,912 (2)	19,802
N. N.	17,671		9.39	07/21/17
Ibrahim	17,671		9.39	07/21/17
	17,671		9.39	07/21/17
R. F. LeBoeuf	8,607		7.00	07/18/13	4,086 (3)	27,785
	7,296		6.58	07/07/16	12,259 (4)	83,361
	7,296		6.58	07/07/16	8,591 (5)	58,419
	9,922		9.39	07/21/17	1,588 (2)	10,798
	9,922		9.39	07/21/17	6,353 (6)	43,200
		9,922	9.39	07/21/17

(1)	The vesting dates for each unexercisable stock option award are as follows:

Stock Option	Vesting Date
Expiration Date
07/21/17	06/01/13
08/23/18	06/01/13
08/23/18	06/01/14

(2)	Represents performance-based restricted stock which will vest and payout based on the attainments of Adjusted EBITDA goals and achieving certain corporate objectives for fiscal year 2012. The number of shares displayed reflects the actual number of shares that were earned based on fiscal year 2012 Adjusted EBITDA goals and corporate objectives, as determined by the Compensation Committee on August 9, 2012. With the exception of Ms. Duffy and Mr. Ibrahim, the Named Executives must satisfy a service condition through December 1, 2012 in order for the award to vest. Ms. Duffy and Mr. Ibrahim’s awards vested on August 9, 2012 in connection with the terms of their awards.

(3)	Represents performance-based restricted stock which was earned in fiscal year 2010 and completed vesting on August 1, 2012, pursuant to satisfaction of a service condition.

(4)	Represents service-based restricted stock which cliff vested on August 1, 2012.

(5)	Represents service-based restricted stock which will cliff vest on August 1, 2013.

(6)	Represents service-based restricted stock which will cliff vest on December 1, 2012. The shares presented are further subject to a six-month holding period.

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(7)	Represents service-based restricted stock granted on April 4, 2012. The vesting dates of the award are as follows:

Number of	Vesting Date
Restricted
Shares
36,792	10/04/15
36,792	10/04/16
36,791	10/04/17

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2012

The following table presents information regarding exercises of options to purchase shares of Common Stock and stock awards that vested during fiscal year 2012 for each of the Named Executives.

	Option Awards		Stock Awards
			Number of
	Number of Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
Name	Exercise (#)	on Exercise ($)	Vesting (#)	Vesting ($)
S. E. Beall, III	-	-	96,549	1,023,419
M. N. Duffy	-	-	111,832	830,729
D. P. Dillon, Jr.	-	-	-	-
K. S. Grant	-	-	45,358	451,114
N. N. Ibrahim	25,988	11,954	76,189	607,131
R. F. LeBoeuf	-	-	12,653	127,952

2012 NONQUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the Predecessor Plan and the Deferred Compensation Plan account for each of the Named Executives.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	Last Fiscal
	in Last Fiscal	in Last Fiscal	Last Fiscal Year	Distributions	Year-End
Name	Year ($) (1)	Year ($) (2)	($)	($)	($)
S. E. Beall, III	-	-	(80,948)	-	299,247
M. N. Duffy	17,162	-	(67,030)	-	568,619
D. P. Dillon, Jr.	-	-	-	-	-
K. S. Grant	-	-	(34,860)	-	71,284
N. N. Ibrahim	-	-	(65,640)	-	179,060
R. F. LeBoeuf	-	-	(2,568)	-	7,517

--------------------

(1)	Represents the base salary deferred by each Named Executive during fiscal year 2012. These deferrals are included in the “Salary” column of the “2012 Summary Compensation Table” section of this Proxy Statement.

(2)	Represents the matching contributions credited to each Named Executive during fiscal year 2012.

Descriptions of the Deferred Compensation Plan and the Predecessor Plan can be found in the “Deferred Compensation Plan” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

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The timing and form of distributions under the Deferred Compensation Plan are determined by the elections of each plan participant. A participant’s election may be different for each annual deferral, and under certain circumstances, a participant may change one or more of his or her annual deferral elections. Under the default rule, deferrals are paid in a lump sum in January immediately following the calendar year in which the participant attains age 55 if a termination of employment occurs prior to that age. Otherwise, benefits under the Deferred Compensation Plan will be paid in the form of a lump sum distribution in the month of January immediately following a termination of employment but no later than the end of January following the year in which the participant attains age 65. As an alternative to the default rule, a participant may elect one of the following payment choices: (i) payment in a lump sum in January of the year of the participant’s choice or, if earlier, in the month of January following the calendar year in which the participant terminates employment, or (ii) payment in annual installments for a period of the participant’s choice not exceeding 10 years, commencing in January of the year of the participant’s choice or, if earlier, commencing in the month of January following the calendar year in which the participant terminates employment.

PENSION BENEFITS FOR FISCAL YEAR 2012

The following table shows the present value of accumulated benefits payable to the Named Executives, including the number of years of service credited to each such Named Executive, under the ESPP, and, for Mr. Beall only, the Retirement Plan.

		Number of	Present Value	Payments
		Years	of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)	Benefit ($)	($)
	Ruby Tuesday, Inc. Executive
S. E. Beall, III	Supplemental Pension Plan	40	8,068,250	-
	Retirement Plan		305,811	-
M. N. Duffy	Ruby Tuesday, Inc. Executive Supplemental Pension Plan	22	1,958,865	-
D. P. Dillon, Jr. (1)	-	-	-	-
K. S. Grant	Ruby Tuesday, Inc. Executive Supplemental Pension Plan	20	1,670,352	-
N. N. Ibrahim	Ruby Tuesday, Inc. Executive Supplemental Pension Plan	15	1,236,796	-
R.F. LeBoeuf	Ruby Tuesday, Inc. Executive Supplemental Pension Plan	26	2,154,452	-

--------------------

(1)    Mr. Dillon was not a participant in a Company-sponsored defined benefit plan during fiscal year 2012.

Messrs. Beall, Ibrahim and LeBoeuf and Mses. Duffy and Grant have an accumulated benefit under the provisions of the ESPP. Additionally, Mr. Beall has an accumulated benefit under the provisions of the Retirement Plan. Key actuarial assumptions for the present value of accumulated benefit calculation can be found in Note 9 of our Annual Report on Form 10-K for the fiscal year ended June 5, 2012.

Material terms and conditions of the ESPP and Retirement Plan are described below.

Executive Supplemental Pension Plan

A participant’s accrued benefit in the ESPP equals 2.5% of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service (as defined in the ESPP) but not in excess of 20 years of such service, plus 1% of the participant’s highest five-year

40

average base salary multiplied by the participant’s years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service, less the retirement benefit payable in the form of a single life annuity payable to the participant under the Retirement Plan and less an offset for Social Security benefits calculated based on a full Social Security earnings assumption and an assumption that his or her wages equaled or exceeded the Social Security taxable wage base.

ESPP Benefit = 2.5% x Average Five-Year Base Salary x Years of Continuous Service
(not in excess of 20) + 1.0% x Average Five-Year Base Salary x Years of Continuous
Service (greater than 20 but not in excess of 30) - Retirement Plan Benefit - Social
Security Benefit

Base salary includes commissions, but excludes bonuses and other forms of remuneration other than salary. Benefits become vested after the participant has completed 10 years of continuous service. Normal retirement age for purposes of the ESPP is age 60, although a participant may retire with an actuarially reduced benefit as early as age 55. Supplemental early retirement provisions allow designated participants to receive unreduced benefits, enhanced benefits, and/or early commencement of benefit payments, depending on age and service criteria specified in the ESPP. A participant’s receipt of unreduced early retirement benefits is conditioned on not competing with the Company for a period of two years following retirement.

On July 11, 2007, the Compensation Committee approved and adopted the restated and amended the ESPP which provided for, among other things, a lump-sum payment option. Accordingly, participants retiring after that date may elect to receive payment of their benefit in the following forms, provided the election is made on a timely basis:

  a lump-sum payment;
  a life annuity providing for monthly payments for the life of the participant;
  a life annuity providing for monthly payments for the life of the participant with a guaranteed term certain of 10 years (“10-year certain”) or 20 years (“20-year certain”) as specified by the participant;
  a 100%/50% joint and survivor annuity;
  a 100%/75% joint and survivor annuity; or
  a 100%/100% joint and survivor annuity.

Retirement Plan

A participant’s accrued annual benefit is determined generally by adding (A) and (B) below, as applicable:

(A)	one-fourth% of pay up to that year’s Social Security Wage Base, plus one and one- fourth% of pay over the Social Security Wage Base for each credited year of service (as defined in the Retirement Plan) commencing on or after January 1, 1986; and
(B)	one-fourth% of average pay for the highest consecutive five years from 1976 through 1985, up to $14,400, plus one and one-fourth% of such pay in excess of $14,400, multiplied by the number of credited years of service with the Company up to January 1, 1986.

Normal retirement age for purposes of the Retirement Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried, or a joint and survivor annuity if the participant is married, unless an alternative form of benefit payment is timely selected by the participant from a range of options made available under the Retirement Plan. A participant’s accrued benefit is vested upon completion of five years of service after age 18.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes and quantifies certain payments and benefits that would be provided under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of employment of each of the Named Executives, assuming a June 5, 2012 termination date or change-in-control date and, where applicable, using a closing price of $6.80 per share for the Company’s Common Stock on that date.

Due to the number of factors that affect the nature and amount of any payments or benefits provided upon the events discussed below, any actual amounts paid or distributed may be different.

Severance Plan

Under the terms of the Severance Plan, the Named Executives are eligible to receive a severance payment equal to two times annualized base salary upon (i) involuntary termination, without cause, due to an announced corporate downsizing or elimination of the executive’s position; (ii) voluntarily termination due to the material reduction of the executive’s base salary or annual rate of bonus potential; or (iii) by mutual agreement with the Company, in each case, subject to certain disqualifying circumstances. If any of the Named Executives had experienced a qualified termination, as described above under the Severance Plan on June 5, 2012, Messrs. Beall, Dillon and LeBoeuf and Ms. Grant would have received $2,200,000, $800,000, $807,300, and $931,500, respectively, in severance payment. During fiscal year 2012, Ms. Duffy and Mr. Ibrahim each received a severance payment of $861,120 upon their departures from the Company.

On June 6, 2012, we announced that Mr. Beall would be stepping down from management and the Board upon the selection of his successor. In connection with his departure, the Company entered into a transition agreement with Mr. Beall (the “Transition Agreement”). In exchange for Mr. Beall’s agreement to continue in his role as Chief Executive Officer and assist the Company in its search for his successor, the Company agreed that Mr. Beall would (i) continue to earn his existing base salary for the remaining period of his employment, (ii) be eligible to receive a pro-rated bonus for the fiscal year ending June 4, 2013, based on the date and circumstances of Mr. Beall’s departure, and (iii) receive the basic severance to which he is eligible under the Severance Plan (i.e., two years’ base salary) upon his departure, death or disability. Mr. Beall will not be eligible to receive the severance benefits if he voluntarily departs prior to November 30, 2012 or, if earlier, prior to the appointment of his successor.

The Company does not intend to grant Mr. Beall future equity awards under the Company’s plans. The Transition Agreement confirms the Company’s obligations with respect to Mr. Beall’s existing equity awards, providing that any remaining service-vesting condition of his equity awards will be deemed fully satisfied and the performance-vesting condition applicable to certain of his awards will continue to apply. He will have the remaining term of his stock options during which to exercise such options. Following his departure, Mr. Beall is prohibited from working for certain competitors of the Company for a period of one year. In addition, Mr. Beall has agreed to covenants relating to confidentiality, trade secrets and non-solicitation as set forth in the Transition Agreement. Mr. Beall has agreed to enter into a release of claims within 30 days following his departure.

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Deferred Compensation

The Named Executives are eligible to participate in two deferred compensation plans. Deferrals made prior to 2005 were made under the Predecessor Plan and deferrals in 2005 and later were made under the Deferred Compensation Plan. Messrs. Beall, Ibrahim, and LeBoeuf, and Mses. Duffy and Grant participate in both plans, whereas Mr. Dillon participates in neither plan.

The last column of the “2012 Nonqualified Deferred Compensation” table of this Proxy Statement reports each Named Executive’s aggregate balance in the Predecessor Plan and the Deferred Compensation Plan at June 5, 2012. If the Named Executives had terminated employment on the last day of fiscal year 2012, the Company would have been required to distribute from its general assets to each Named Executive the amount in his or her deferred compensation account. As described below, the timing and form of distribution would have depended upon the participant’s election, the plan rules, and, in the case of distributions under the Predecessor Plan, the discretion of the plan administrator. The account balances continue to be credited with increases and decreases reflecting changes in the value of the underlying investments; therefore, amounts actually received by the Named Executives may differ from those shown in the “2012 Nonqualified Deferred Compensation” table of this Proxy Statement.

Distributions from the Predecessor Plan are made at termination of employment, retirement, disability, or death and are either in a lump sum or annual or more frequent installments, as determined by the plan administrator.

Equity Awards and Performance-Based Cash Incentives

Stock Options

If any of the Named Executives’ employment were to be terminated (i) involuntarily other than for cause, (ii) due to death, disability, divestiture, or retirement, or (iii) if the Company experienced a change in control, any non-exercisable stock options would become exercisable. In the event of termination due to early retirement, a portion of the stock options would become exercisable for Messrs. LeBoeuf and Dillon and Ms. Grant. While the early retirement provision applies to certain of Mr. Beall’s unvested stock options, this provision had no practical effect because, as of the end of fiscal year 2012, he met the criteria for normal retirement and such options would have fully vested in the event of his normal retirement. In connection with their departures from the Company in fiscal year 2012, outstanding stock options previously awarded to Ms. Duffy and Mr. Ibrahim vested.

Restricted Stock Awards

Service-based restricted stock awarded to the Named Executives is subject to service conditions6 and performance-based restricted stock is subject to performance and service conditions. Vesting of restricted stock awards will be accelerated upon certain events. Therefore, if a termination of employment without cause or due to death, disability or attainment of a certain age or satisfaction of the “Rule of 90” under the ESPP had occurred or, in the case of certain awards, had a divestiture or a change in control occurred on the last day of fiscal year 2012, the vesting of restricted stock awards would have been accelerated and the Named Executives would have received, in the case of

____________________

6	Because Mr. Beall’s eligibility for retirement under the ESPP would trigger immediate vesting of a service-based restricted stock award should he choose to retire, IRS rules render the award taxable at the time of grant. Therefore, the Company’s Compensation Committee chose to deliver awards in the form of stock options instead of service-based restricted stock.

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performance-based restricted stock, that number of restricted shares that were earned in accordance with the performance condition as determined by the Compensation Committee in August 2011 and 2012. For service-based restricted stock, all of the restricted shares would have vested under the early vesting scenarios described above. In connection with the departures of Ms. Duffy and Mr. Ibrahim from the Company in fiscal year 2012, outstanding service-based restricted stock awards and that portion of performance-based shares actually earned for fiscal year 2012 vested.

Performance-Based Cash Incentives

The Named Executives have received grants of performance-based cash incentives. Performance-based cash incentives awarded to the Named Executives, other than the Chief Executive Officer, is subject to service conditions. Vesting of the performance-based cash incentives will be accelerated upon certain events. In the event of a termination of employment without cause or due to death, disability or retirement7 or a change in control that occurred on the last day of fiscal year 2012, the vesting of the performance-based cash incentives would have been accelerated and the Named Executives would have received cash incentives that was earned in accordance with the performance condition as determined by the Compensation Committee in August 2012. In connection with their departures from the Company in fiscal year 2012, that portion of performance-based cash incentives actually earned for fiscal year 2012 for Ms. Duffy and Mr. Ibrahim vested.

The following table provides the intrinsic value (the value of the option award based upon the closing price of the Company’s Common Stock on June 5, 2012 minus the exercise price) of stock option awards, restricted stock, and performance-based cash incentives that would become exercisable or vested if the Named Executive had terminated employment or if the Company had experienced a change in control as of June 5, 2012.

		Involuntary
		Termination
		Other Than For
Name of	Equity/Performance	Cause, (1) Death	Change in	Divestitures	Retirement
Executive	Cash Awards	or Disability ($)	Control ($) (2)	($) (3)	($) (4)
S. E. Beall, III	Equity	251,505	251,505	-	251,505
	Performance Cash	291,083	291,083	-	291,083
M. N. Duffy (5)	Equity	32,402	32,402	-	-
	Performance Cash	37,500	37,500	-	-
D. P. Dillon, Jr.	Equity	974,318	974,318	97,764	-
	Performance Cash	29,167	29,167	-	-
K. S. Grant	Equity	1,836,177	1,836,177	815,612	-
	Performance Cash	62,500	62,500	-	-
N. N. Ibrahim (6)	Equity	-	-	-	-
	Performance Cash	-	-	-	-
R. F. LeBoeuf	Equity	223,564	223,564	169,565	-
	Performance Cash	12,500	12,500	-	-

--------------------

(1)	For Mr. Beall, the term “cause” means (a) a felony conviction, (b) conduct constituting a willful refusal to perform any material duty assigned by the Board of Directors, (c) conduct amounting to fraud against the Company, (d) a materially injurious breach of any of the terms of Mr. Beall’s former employment agreement that survived termination of that agreement, or (e) conduct that amounts to willful or gross neglect or willful or gross misconduct resulting in material economic harm to the Company. The term “disability” means that Mr. Beall is unable to engage in any substantial gainful activity by reason of any medically determinable

_________________________

7	Mr. Beall’s performance-based cash incentive will vest upon his separation of employment from the Company.

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physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income placement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

For Messrs. Ibrahim, Dillon and LeBoeuf and Mses. Duffy and Grant, “cause” is defined under the stock option award agreement as conduct amounting to (a) fraud or dishonesty in the performance of the executive’s duties, (b) the executive’s willful misconduct, refusal to follow the reasonable directions of his/her supervisors, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similar nature), (c) acts of moral turpitude or personal conduct in violation of the Company’s Code of Business Conduct and Ethics, (d) absence from work without a reasonable excuse, (e) intoxication with alcohol or drugs while on Company’s or affiliates’ premises, (f) conviction or plea of guilty or nolo contendere to a crime involving dishonesty, or (g) a breach or violation of the terms of any agreement to which the Named Executive and the Company are a party. The term “disability” is defined under the 2003 SIP as having the same meaning as provided in the long-term disability plan or policy maintained by the Company.

(2)	Amounts shown in this column include amounts that are change-in-control payments. For Mr. Beall, the term “change of control” means any one of the following events:
	(a)	the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of voting securities of the Company where such acquisition causes any such Person to own 25% or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a change of control: (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of outstanding voting securities other than from the Company; and (ii) any acquisition by any employee benefit plan sponsored or maintained by the Company;
	(b)	within any 12-month period, the persons who were directors of the Company immediately before the beginning of such 12-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the effective date of Mr. Beall’s employment agreement shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors, by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 as amended) relating to the election of directors shall be deemed to be an Incumbent Director;
	(c)	the approval by the shareholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;
	(d)	the sale, transfer or assignment of all or substantially all of the assets of the Company to any third party; or
	(e)	the liquidation or dissolution of the Company.

For Messrs. Dillon, Ibrahim, and LeBoeuf and Mses. Duffy and Grant, “change in control” is defined under the 2003 SIP as any event that pursuant to the Company’s Certificate of Incorporation requires the affirmative vote of the holders of not less than 80% of the voting stock of the Company; provided, however, that no event shall constitute a change in control if approved by the Board of Directors, a majority of whom are present directors and new directors.

45

(3)	“Divestiture” is defined as the sale by the Company, or an affiliate of the Company, of previously owned Company (or affiliate) operated units or businesses to an independent company, where the Named Executive was employed at, or supervised, such units or businesses and, upon the completion of such transaction, the Named Executive’s employment with the Company (or affiliate) ceases and the Named Executive immediately becomes an employee or owner of the purchaser of such units or businesses.

(4)	For all Named Executives, “retirement” is generally defined as a termination of service upon attainment of age 60 or satisfaction of the “Rule of 90” (if eligible). Under the terms of the ESPP, the Rule of 90 is satisfied with regard to eligible participants when they are at least 55 years of age and the sum of their age and years of service equals or exceeds 90.

(5)	Ms. Duffy’s employment with the Company ended on June 5, 2012.

(6)	Mr. Ibrahim’s employment with the Company ended on May 17, 2012. As of June 5, 2012, Mr. Ibrahim had outstanding unvested restricted stock and unvested performance-based cash with an intrinsic value of $19,802 and $22,917, respectively. The restricted shares and performance-based cash vested on August 9, 2012.

Pension Benefits

The present value of Mr. Beall’s accumulated benefit under the ESPP as of June 5, 2012, was $8,068,250. Mr. Beall has elected to receive his ESPP benefit in the form of a lump sum payment, and in order to remove any disincentive for Mr. Beall to continue working while he is retirement eligible, the ESPP was amended to include a schedule for the amount of such payment.

Messrs. Beall, and LeBoeuf, and Ms. Grant currently participate in the ESPP. Ms. Duffy and Mr. Ibrahim participated in the ESPP until their departures from the Company on June 5, 2012 and May 17, 2012 respectively. However, the only Named Executive who would have been eligible for a benefit under the ESPP if he had retired on June 5, 2012 was Mr. Beall, who would have received a full benefit. Under the terms of the ESPP, these benefits are subject to forfeiture or actuarial reduction based upon certain willful misconduct or prohibited business competition by the participant.

Mr. Beall is the only Named Executive who participates in the Retirement Plan.

Retiree Health Insurance Plan

Named Executives who participate in either of the pension plans (ESPP or Retirement Plan) and terminate employment after becoming early-retirement eligible under that pension plan, are eligible, along with their spouse and dependents, to participate in the retiree health insurance plan. The Named Executive pays 100% of the premium under the retiree health insurance plan. Once a Named Executive reaches age 65, he or she is no longer eligible to participate in the retiree health insurance plan. Instead, the Company will provide $70 per month toward Medicare supplement coverage until the Named Executive’s death. Mr. Beall would have been eligible for this benefit following a termination of employment on the last day of fiscal year 2011.

Life Insurance

If any of the Named Executives had died on June 5, 2012, the survivors of Messrs. Beall, Dillon and LeBoeuf and Mses. Duffy and Grant would have received $6,110,000, $10,000, $2,000,000, $2,210,000, and $2,110,000, respectively. Mr. Ibrahim’s employment with the Company ended on May 17, 2012. If any of the Named Executives had died on June 5, 2012 as the result of an accident, the survivors of each Named Executive, with the exception of Mr. Dillon, would have received an additional $1,010,000. Mr. Dillon’s survivors would have received an additional $10,000 if he had died on June 5, 2012 as the result of an accident.

46

Disability

The short-term and long-term disability plans are available generally to all salaried employees. The short-term disability benefit is equal to 70% of salary for 26 weeks, and for all employees other than Mr. Beall, this benefit is limited to $10,000 per month. Mr. Beall’s maximum monthly benefit is $64,167. Assuming Mr. Beall had qualified for the short-term disability benefit on June 5, 2012, his maximum benefit under the short-term disability plan would have been $770,004 for the fiscal year. The long-term disability plan for employees holding the position of vice president and higher, including the Named Executives, defines disability as being disabled from the position previously held with the Company while the definition of disability for all other participants in the plan requires that, after two years of disability, the employee must be disabled from any job in order to continue to receive benefits under the plan.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table presents information as of the end of fiscal year 2012 with respect to equity compensation plans of the Company:

	(a)	(b)	(c)
	Number of	Weighted-	Number of Securities
	Securities to be	Average	Remaining Available for
	Issued Upon	Exercise Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation
	Outstanding	Options,	Plans (Excluding Securities
	Options, Warrants	Warrants and	Reflected in Column (a))
Plan Category	and Rights (#)	Rights ($)(1)	(#)
Equity compensation plans approved
by security holders	5,978,233	8.79	3,262,075 (2)
Equity compensation plans not
approved by security holders	148,184 (3)	-	- (4)
Total	6,126,417	8.79	3,262,075

--------------------

(1)	Represents weighted average exercise price of outstanding options only.

(2)	This amount consists of 63,690 shares available for future issuance under the Directors’ Plan, 42,433 shares available for issuance under the 1996 SIP, and 3,155,952 shares available for issuance under the 2003 SIP.

(3)	Represents share equivalent units outstanding under the Predecessor Plan.

(4)	Does not reflect shares that may become issuable under the Predecessor Plan because the Company does not have a specific number of shares reserved for issuance under the Predecessor Plan.

PROPOSAL TWO:
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are asking shareholders to approve the compensation of the Named Executives as described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Company has designed its compensation program to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals of the Company’s business strategy through a “pay for performance” compensation structure that rewards executive performance that maximizes financial return to shareholders, prudently invests capital and achieves certain targets for sales and profits. In addition to the discussion of our executive compensation program found in the “Compensation

47

Discussion and Analysis” section of this Proxy Statement, we urge you to consider the following factors in deciding how to vote on this proposal:

  Executive pay is tied to performance, a majority of which is not guaranteed.
  Our Compensation Committee has positioned executive pay at the 50th percentile of the Company’s Peer Group; as a result, base salaries for the Named Executives have remained unchanged for the past three fiscal years and long-term incentive compensation was reduced in fiscal year 2012.
  Undue risk is mitigated by the utilization of caps on potential payments, clawback provisions, and lengthy vesting periods.
  We provide only modest perquisites that benefit the Company’s business purposes.
  We have adopted reasonable share ownership guidelines, which all Named Executives meet.
  Our Compensation Committee has engaged an independent consultant that reports directly to the Compensation Committee and provides no other services to the Company.
  We do not have employment agreements with any of the Named Executives, including the Chief Executive Officer.
  We do not have separate change in control agreements or excise tax gross-ups.
  We do not include the value of short-term or long-term incentive compensation in pension calculations.

The Board of Directors recommends a vote FOR the following advisory resolution because it believes that the policies and practices described in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving the Company’s goals of attracting and retaining the best possible executive talent, motivating sustained financial and operational performance, and aligning executives’ interest with those of shareholders:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and related narrative).

This advisory resolution, commonly referred to as the “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

RELATED PERSON TRANSACTIONS

On January 8, 2012, our three-year consulting agreement ended with Global Partner Ships, Inc. (“GPS”), of which Mark S. Ingram is President. Mr. Ingram is a brother-in-law of the Company’s Chief Executive Officer. Under the terms of the consulting agreement, GPS provided international and domestic franchise brokerage services including directing the efforts to secure buyers for our international and domestic franchise development rights, assisting with the transition of the management of international franchise operations and performing such franchise consulting related services as we may have reasonably requested. For its services, GPS was paid a commission equal to one-third of each area development agreement fee (as defined in the consulting agreement) actually received and retained by the Company for any development agreements which GPS provided services to us net of any fee sharing arrangements with other franchise brokers or developers. GPS was eligible to receive an annual non-

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refundable draw against future commissions in the amount of $100,000, which was to be paid to GPS on a monthly basis. Total fees paid to GPS during fiscal year 2012 were $55,869.39.

The equity interests of Mr. Beall and his immediate family aggregated with the equity interests of R. Brad Martin who retired from the Board on June 30, 2011, and his immediate family amount to a 16.24% interest in Processed Foods, Inc., from whom the Company purchased approximately $15.5 million of goods during fiscal year 2012. Transactions between the Company and Processed Foods, Inc. have been approved by a committee of disinterested directors.

On July 22, 2010, we entered into a licensing agreement with Gourmet Market, Inc. which is owned by our Chief Executive Officer’s brother, Price Beall. The licensing agreement allows us to operate multiple restaurants under the Truffles® name. Truffles is an upscale café concept that currently operates several restaurants in the vicinity of Hilton Head Island, South Carolina.

Under the terms of the agreement, we pay a licensing fee to Gourmet Market, Inc. of 2.0% of gross sales of any Truffles we open. Additionally, we pay Gourmet Market, Inc. a monthly fee for up to two years for consulting services to be provided by Price Beall to assist us in developing and opening Truffles restaurants under the terms of the licensing agreement. During the first 12 months of the license agreement, we paid $20,833 per month for such services. During the second 12 months of the license agreement, we paid $10,417 per month. Total fees paid to Gourmet Market, Inc. during fiscal year 2012 were $197,623.

The Board of Directors has adopted a policy that all related person transactions with the Company must be approved in advance by the Audit Committee. All potential related person transactions must be submitted to the Secretary for subsequent submission to the Audit Committee. All related person transactions are presumed to be prohibited unless the Audit Committee determines that one of the following exceptions applies:

  The terms of the proposed transaction would be reasonable under the circumstances if the Company and the related person were dealing at arms length; or
  The terms of the proposed transaction are less favorable to the related person than if the Company and the related person were dealing at arms length; or
  There is a compelling business reason to approve the transaction after taking into account such factors as the availability of other unrelated persons to perform similar work under a similar timeframe and price structure; or
  The Audit Committee has been made fully aware of existing or potential significant conflicts in connection with the proposed transaction and determines that the Company has taken appropriate steps to manage such conflicts.
AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Company’s fiscal year 2012 consolidated financial statements (the “Financial Statements”):

  Management is primarily responsible for the preparation of the Financial Statements and the financial reporting process, including the system of internal controls over financial reporting. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s Financial Statements in accordance with generally accepted accounting principles and for issuing a report thereon;
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  The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions about the effectiveness of the Company’s internal control over financial reporting;
  The Audit Committee has reviewed and discussed the Financial Statements with KPMG and the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and accounting judgments, and the transparency of disclosures in the Financial Statements;
  The Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;
  The Audit Committee has received the written disclosures and letter from KPMG required by the NYSE Listing Standards and the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence from the Company and has discussed with KPMG the firm’s independence;
  The Audit Committee has held meetings with KPMG throughout the fiscal year without management present, to discuss financial reporting matters;
  In its meetings with KPMG, the Audit Committee asks KPMG to address several topics that the Audit Committee believes are particularly relevant to its oversight, including: whether KPMG would have in any way prepared the Financial Statements differently from the manner selected by management; if the auditor were an investor, would the investor have received, in plain English, the information essential to understanding the Company’s financial performance during the reporting period; and whether the Company is following the same internal audit procedures that would be followed if KPMG were the Company’s Chief Executive Officer; and
  Based on reviews and discussions of the Financial Statements with management and discussions with KPMG described above, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 5, 2012.

The Audit Committee, comprised of all non-management directors, meets at regularly scheduled executive sessions at which Mr. Lanigan, the Audit Committee Chairman, presides.

This report is submitted by the Audit Committee, the current members of which are named below.

Bernard Lanigan, Jr. (Chair)
F. Lane Cardwell, Jr.
Matthew A. Drapkin
Jeffrey J. O’Neill
Dr. Donald Ratajczak

Audit Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which, as amended to date, is available on our website at http://rubytuesday.com/investors/governance. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter and the Board of Directors approves it on an annual basis.

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Independence of Audit Committee Members

Each of the members of our Audit Committee meets the requirements for independence as defined by the applicable listing standards of the NYSE and the SEC rules.

PROPOSAL THREE:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 4, 2013. At the Annual Meeting, we will ask shareholders to ratify the Board’s selection. KPMG has served in this same capacity since 2000 and is expected to be represented at the Annual Meeting. A representative of KPMG will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

The Board of Directors has submitted this proposal to our shareholders as required by the Audit Committee Charter. If the shareholders do not ratify the Board’s proposal, the Board of Directors will reconsider its action with respect to the engagement of KPMG. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG during the fiscal year ending June 4, 2013.

Accountants’ Fees and Expenses

The following table sets forth the aggregate fees billed to the Company by KPMG for the fiscal years ended June 5, 2012 and May 31, 2011.

	Fiscal Year Ended
	June 5, 2012	May 31, 2011
Audit Fees (1)	$865,700	$771,800
Audit-related Fees (2)	104,600	27,500
Tax Fees	-	-
All Other Fees	-	-

Total Fees	$970,300	$799,300

--------------------

(1)	Includes fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal year 2012 and fiscal year 2011, fees associated with the audits of internal control over financial reporting, and in fiscal years 2012 and 2011, fees for procedures performed in connection with sale leaseback transactions and the acquisition of 109 restaurants from certain of our franchisees respectively.

(2)	Includes fees for professional services rendered in fiscal years 2012 and 2011 in connection with audits of an employee benefit plan, consents in connection with the Company’s franchise disclosure document circulars, our definitive proxy statement relating to our 2012 and 2011 Annual Meeting of shareholders, and, in fiscal year 2012, comfort letter procedures in connection with the high yield bond offering.

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Audit Committee Policy for the Engagement of the Independent Auditor for Audit and Permitted Non-Audit Services

The Audit Committee has adopted a policy governing the provision of audit and permitted non-audit services by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee will consider annually, and, if appropriate, approve, the engagement of the independent registered public accounting firm to provide audit, review, and attest services for the relevant fiscal year. Any changes to the terms and conditions of the annual engagement, resulting from changes in audit scope or Company structure or from other subsequent events, must be approved in advance by the Audit Committee.

The policy also provides that any proposed engagement of the independent registered public accounting firm for non-audit services that are permitted under applicable laws, rules, and regulations, must be approved in advance by the Audit Committee, except that the pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of such services, other than tax planning or tax strategies services, does not exceed $25,000 in a single instance; (ii) such services were not recognized to constitute non-audit services at the time of engagement of the independent registered public accounting firm; and (iii) such services were promptly brought to the attention of the Audit Committee and approved prior to completion of the service by the Audit Committee or by a majority of the members of the Audit Committee. Such approvals are required to be obtained in advance at regularly scheduled meetings of the Audit Committee, except in special circumstances where delaying such approval until the next regularly scheduled meeting of the Audit Committee is impractical. In such special circumstances, approval of such engagements may be obtained by (i) telephonic meeting of the Audit Committee; (ii) unanimous consent action of all of the members of the Audit Committee; or (iii) electronic mail, facsimile or other form of written communication so long as such written communication is ratified by unanimous consent action prior to the next regularly scheduled meeting of the Audit Committee or by resolution at the next regularly scheduled meeting of the Audit Committee. The policy prohibits the engagement of an independent registered public accounting firm in instances in which the engagement is prohibited by applicable laws, rules, and regulations.

All of the services, if any, provided under Audit Fees, Audit-related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

Determination of Auditor Independence

The Audit Committee has considered and evaluated the services provided by KPMG and has determined that the provision of such services was not incompatible with maintaining KPMG’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION
OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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SHAREHOLDER PROPOSALS

Any shareholder of the Company who wishes to submit a proposal for action at our 2013 Annual Meeting of Shareholders and who desires the proposal to be considered for inclusion in our proxy materials must provide a written copy of the proposal to the Company not later than April 24, 2013 and must otherwise comply with the rules of the SEC relating to shareholder proposals. Shareholder proposals should be sent by mail to the Company’s principal executive office or by facsimile at (865) 379-6826 followed by mail submission, in each case to the attention of Scarlett May, Senior Vice President – Chief Legal Officer and Secretary of the Company.

The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2013 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (a) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation and certain other procedures contained in the Bylaws of the Company, or (b) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office at least 90 days in advance of the meeting and complies with certain other procedures contained in the Bylaws of the Company, and in either case, certain other conditions of the applicable rules of the SEC are satisfied.

GENERAL

Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 5, 2012 are available without charge to shareholders upon written request to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801, telephone number (865) 379-5700 and are available on our website at http://rubytuesday.com/investors/annualreports. Additional copies of these documents may be requested by contacting the Secretary at the address and phone number listed above. In addition, you may access these materials on the Internet at https://materials.proxyvote.com/781182 which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

Scarlett May
Senior Vice President – Chief Legal Officer
and Secretary

August 22, 2012
Maryville, Tennessee

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RUBY TUESDAY, INC. ATTN: RAMONA SEALE 150 W. CHURCH AVENUE MARYVILLE, TN 37801
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M49040-P29600	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
RUBY TUESDAY, INC.

To Elect Three Class II Directors For a Term of Three Years To the Board of Directors:

The Board of Directors recommends a vote FOR all Director nominees listed below.

1.	Election of Directors		For	Against	Abstain

	1a.	F. LANE CARDWELL, JR	☐	☐	☐

	1b.	KEVIN T. CLAYTON	☐	☐	☐

	1c.	JEFFREY J. O’NEILL	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	TO APPROVE, BY NON-BINDING VOTE, EXECUTIVE COMPENSATION.	☐	☐	☐

3.	TO RATIFY THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 4, 2013.	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M49041-P29600

RUBY TUESDAY, INC.
Annual Meeting of Shareholders
October 10, 2012 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 22, 2012. The undersigned hereby appoints Samuel E. Beall, III and Michael O. Moore and either of them, with full power of substitution, as proxy or proxies to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. (the "Company"), common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders, to be held at 11:00 AM, EDT on October 10, 2012 at the Ruby Tuesday Inc., Restaurant Support Center, 150 West Church Avenue, Maryville, TN 37801, and any adjournment(s) thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the Proxy Statement and as to any other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned.

If you hold Ruby Tuesday stock in the Ruby Tuesday, Inc. Salary Deferral Plan (the "401 (K) Plan"), this proxy/voting instruction card is solicited by the Trustee, Wells Fargo Shareholder Services. You may vote these shares by phone and/or Internet as described on the reverse side. If you do not provide voting instructions with respect to the shares held in the 401 (K) Plan, those shares will not be voted.

This proxy/voting instruction card, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy is revocable at or anytime prior to the meeting.

Continued and to be marked, dated and signed on reverse side